UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Capital Senior Living Corporation

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CAPITAL SENIOR LIVING CORPORATION
14160 DALLAS PARKWAY, SUITE 300
DALLAS, TEXAS 75254

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 25, 2011

To the Stockholders of Capital Senior Living Corporation:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of Capital Senior Living Corporation, a Delaware corporation (the “Company”), will be held at The Embassy Suites, 14021 Noel Road, Dallas, Texas 75240, at 10:00 a.m. Central Time, on the 25th day of May, 2011, for the following purposes:

1. To elect three directors of the Company to hold office until the Annual Meeting to be held in 2014 or until their respective successors are duly qualified and elected;

2. To ratify the Audit Committee’s appointment of Ernst & Young LLP, independent accountants, as the Company’s independent auditors;

3. To cast an advisory vote on executive compensation;

4. To cast an advisory vote on the frequency of an advisory vote on executive compensation; and

5. To transact any and all other business that may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

The Board of Directors has fixed the close of business on March 28, 2011, as the record date (the “Record Date”) for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment(s) or postponement(s) thereof. Only stockholders of record at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting. The stock transfer books will not be closed. A list of stockholders entitled to vote at the Annual Meeting will be available for examination at the Company’s principal executive offices for ten days prior to the Annual Meeting.

Important Notice Regarding Availability of Proxy Materials for the Stockholders Meeting to be held on May 25, 2011: The Proxy Statement and the 2010 Annual Report to Stockholders are also available at www.proxydocs.com/csu.

You are cordially invited to attend the Annual Meeting; however, whether or not you expect to attend the Annual Meeting in person, you are urged to mark, sign, date, and mail the enclosed WHITE proxy card promptly so that your shares of stock may be represented and voted in accordance with your wishes and in order to help establish the presence of a quorum at the Annual Meeting. If you attend the Annual Meeting and wish to vote in person, you may do so even if you have already dated, signed and returned your WHITE proxy card.

Pursuant to the rules of the New York Stock Exchange, if you hold your shares in street name, brokers will not have discretion to vote your shares on the election of directors and the matters pertaining to executive compensation. Accordingly, if your shares are held in street name and you do not submit voting instructions to your broker, your shares will not be counted in determining the outcome of the election of the director nominees or the matters pertaining to executive compensation. We encourage you to provide voting instructions to your broker if you hold your shares in street name so that your voice is heard on these proposals.

By Order of the Board of Directors

James A. Moore Chairman of the Board	Lawrence A. Cohen Chief Executive Officer

April 22, 2011
Dallas, Texas

CAPITAL SENIOR LIVING CORPORATION
14160 Dallas Parkway, Suite 300
Dallas, Texas 75254

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 25, 2011

Solicitation and Revocability of Proxies

The accompanying proxy is solicited by the Board of Directors on our behalf to be voted at the annual meeting of our stockholders to be held on May 25, 2011 (the “Annual Meeting”), at the time and place and for the purposes set forth in the accompanying notice and at any adjournment(s) or postponement(s) thereof. When proxies in the accompanying form are properly executed and received, the shares represented thereby will be voted at the Annual Meeting in accordance with the directions noted thereon, unless the proxy is subsequently revoked.

Any stockholder giving a proxy has the unconditional right to revoke his or her proxy at any time prior to the voting thereof either in person at the Annual Meeting by delivering a duly executed proxy bearing a later date or by giving written notice of revocation to us addressed to David R. Brickman, Vice President, General Counsel and Secretary, 14160 Dallas Parkway, Suite 300, Dallas, Texas 75254. However, no such revocation shall be effective unless such notice of revocation has been received by us at or prior to the Annual Meeting.

Our principal executive offices are located at, and our mailing address is, 14160 Dallas Parkway, Suite 300, Dallas, Texas 75254.

Our management does not intend to present any business at the Annual Meeting for a vote other than the matters set forth in the accompanying notice and has no knowledge that others will do so. If other matters requiring a vote of our stockholders properly come before the Annual Meeting, then it is the intention of the persons named in the accompanying form of proxy to vote the shares represented by the proxies held by them in accordance with their judgment on such matters.

This proxy statement and accompanying form of proxy are being mailed on or about April 22, 2011. The annual report to our stockholders covering our fiscal year ended December 31, 2010, mailed to our stockholders on or about April 22, 2011, does not form any part of the materials for solicitation of proxies.

In addition to the solicitation of proxies by use of the mail, our officers, directors and employees may solicit the return of proxies, either by mail, telephone, telecopy, or through personal contact. Such officers, directors and employees will not be additionally compensated by us but will be reimbursed for out-of-pocket expenses. We have retained Georgeson Shareholder Communications Inc. to assist in the solicitation of proxies for a fee of $7,500. This amount includes fees payable to Georgeson, but excludes salaries and expenses of our officers, directors and employees. Brokerage houses and other custodians, nominees, and fiduciaries will, in connection with shares of our common stock registered in their names, be requested to forward solicitation material to the beneficial owners of such shares of our common stock.

The cost of preparing, printing, assembling, and mailing the annual report, the accompanying notice, this proxy statement, and the enclosed form of proxy, as well as the reasonable cost of forwarding solicitation materials to the beneficial owners of shares of our common stock, and other costs of solicitation, are to be exclusively borne by us.

Some banks, brokers and other record holders have begun the practice of “householding” proxy statements and annual reports. “Householding” is the term used to describe the practice of delivering a single set of the proxy statement and annual report to any household at which two or more stockholders share an address. This procedure would reduce the volume of duplicative information and our printing and mailing costs. We will deliver promptly, upon written or oral request, a separate copy of this proxy statement and the annual report to a stockholder at a shared address to which a single copy of the documents was delivered. A stockholder who wishes to receive a separate copy of the proxy statement and annual report, now or in the future, should submit this request to David R. Brickman, Vice President, General Counsel and Secretary, at our principal executive offices, 14160 Dallas Parkway, Suite 300, Dallas, Texas 75254 or by calling (972) 770-5600. Beneficial owners sharing an address who receive multiple copies of proxy materials and annual reports and who would like to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

Date for Receipt of Stockholder Proposals

Stockholder proposals to be included in the proxy statement for the 2012 annual meeting of our stockholders must be received by us at our principal executive offices on or before December 24, 2011 for inclusion in the proxy statement relating to that meeting.

Our Amended and Restated Certificate of Incorporation establishes an advance notice procedure with regard to certain matters, including stockholder proposals and nominations of individuals for election to the Board of Directors to be made at an annual meeting of our stockholders. In general, notice of a stockholder proposal or a director nomination to be brought at an annual meeting of our stockholders must be received by us not less than 60 but not more than 90 days before the date of the meeting and must contain specified information and conform to certain requirements set forth in our Amended and Restated Certificate of Incorporation. The chairman of the meeting may disregard the introduction of any such proposal or nomination if it is not made in compliance with the foregoing procedures or the applicable provisions of our Amended and Restated Certificate of Incorporation.

Quorum and Voting

The record date for the determination of our stockholders entitled to notice of and to vote at the Annual Meeting was the close of business on March 28, 2011. At such time, there were 27,538,099 shares of our common stock issued and outstanding.

Each holder of our common stock is entitled to one vote per share on all matters to be acted upon at the Annual Meeting, and neither our Amended and Restated Certificate of Incorporation nor our Amended and Restated Bylaws allow for cumulative voting rights. The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of our common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum to transact business. If a quorum is not present or represented at the Annual Meeting, the stockholders entitled to vote at the Annual Meeting, present in person or by proxy, may adjourn the Annual Meeting, from time to time, without notice or other announcement until a quorum is present or represented. Assuming the presence of a quorum, the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock represented in person or by proxy at the Annual Meeting and entitled to vote is required to (1) approve the election of directors, (2) ratify the appointment of the independent auditors, (3) approve, on an advisory basis, the Company’s executive compensation, and (4) approve, on an advisory basis, the frequency of an advisory vote on the Company’s executive compensation. Each proposal is tabulated separately. Abstentions and “broker non-votes” (as described below) will not be counted as votes cast “FOR” or “AGAINST” the proposal to which it relates, and therefore, generally have no effect on the outcome of the proposals.

The Board of Directors unanimously recommends that you vote (1) “FOR” the election of each of the director nominees, (2) “FOR” the ratification of the appointment of Ernst & Young LLP as our independent auditors for 2011, (3) “FOR” the approval, on an advisory basis, of the Company’s executive compensation, and (4) for, on an advisory basis, the option of “EVERY ONE YEAR” as the preferred frequency for advisory votes on the Company’s executive compensation. The Board of Directors also recommends that you vote “FOR” the ability of the proxy holders to vote the proxy in their discretion with respect to any other matters that properly come before the Annual Meeting.

If you hold shares registered directly in your name, and you sign and return a proxy card without giving specific voting instructions on how to vote, the persons named as proxy holders will vote your proxy in favor of the election of each director nominee named in this proxy statement, in favor of the ratification of the appointment of Ernst & Young LLP as our independent auditors, in favor of the approval, on an advisory basis, of the Company’s executive compensation, in favor of the approval, on an advisory basis, of holding an advisory vote on the Company’s executive compensation once every year, and as the proxy holders may determine in their discretion with respect to any other matters that properly come before the Annual Meeting.

If you hold shares in “street name” and do not submit specific voting instructions to your broker, bank or other nominee, the organization that holds your shares may generally vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered to be routine under the rules of the New York Stock Exchange (“NYSE”) on which your broker may vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not submit specific voting instructions to your broker, bank, or other nominee, the shares will be treated as “broker non-votes.” Broker non-votes will be considered present at the Annual Meeting for purposes of determining a quorum at the Annual Meeting. The proposal to ratify the appointment of Ernst & Young LLP, independent accountants, as our independent auditors (Proposal 2) is considered to be routine and therefore may be voted upon by your broker, bank, or other nominee if you do not give instructions to such broker, bank, or other nominee. However, pursuant to the NYSE’s rules, brokers, banks, or other nominees will not have discretion to vote your shares on the election of directors (Proposal 1) and the advisory votes on executive compensation (Proposals 3 and 4) as such proposals are considered to be “non-routine” items. Accordingly, if your shares are held in street name and you do not submit voting instructions to your broker, bank or other nominee, your shares will not be counted in determining the outcome of the Proposals 1, 3 and 4 at the Annual Meeting.

Requests for Written Copies of Annual Report

We will provide, without charge, a copy of our annual report as filed with the SEC upon the written request of any registered or beneficial owner of our common stock entitled to vote at the Annual Meeting. Requests should be made by mailing David R. Brickman, Vice President, General Counsel and Secretary, at our principal executive offices, 14160 Dallas Parkway, Suite 300, Dallas, Texas 75254 or calling (972) 770-5600. The SEC also maintains a website at www.sec.gov that contains reports, proxy statements and other information regarding registrants, including us.

Forward-Looking Statements

Certain information contained in this proxy statement constitutes “Forward-Looking Statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which can be identified by the use of forward-looking terminology such as “may,” “will,” “would,” “intend,” “could,” “believe,” “expect,” “anticipate,” “estimate” or “continue” or the negative thereof or other variations thereon or comparable terminology. We caution readers that forward-looking statements, including, without limitation, those relating to our future business prospects, revenues, working capital, liquidity, capital needs, interest costs, and income, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to several important factors herein identified. These factors include our ability to find suitable acquisition properties at favorable terms, financing, licensing and business conditions, risks of downturn in economic conditions generally, satisfaction of closing conditions such as those pertaining to licensure, the availability of insurance at commercially reasonable rates, and changes in accounting principles and interpretations, among others, and other risks and factors identified from time to time in our reports filed with the SEC.

PRINCIPAL STOCKHOLDERS AND STOCK OWNERSHIP OF MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of April 8, 2011 by: (i) each person known by us to be the beneficial owner of more than five percent of our common stock; (ii) each of our directors; (iii) our Chief Executive Officer, our Chief Financial Officer and the three most highly compensated executive officers during 2010, or our “named executive officers;” and (iv) all of our executive officers and directors as a group. Except as otherwise indicated, the address of each person listed below is 14160 Dallas Parkway, Suite 300, Dallas, Texas 75254.

	Shares Beneficially Owned(1)(2)
Name of Beneficial Owner	Number		Percent of Class

FMR LLC	3,282,163	(3)	11.8%
Dimensional Fund Advisors LP	2,132,427	(4)	7.7%
T. Rowe Price Associates, Inc.	1,935,360	(5)	7.0%
BlackRock, Inc.	1,589,609	(6)	5.7%
Lawrence A. Cohen	704,387	(7)	2.5%
Keith N. Johannessen	268,126	(8)	1.0%
Ralph A. Beattie	105,107	(9)	*
David R. Brickman	101,020	(10)	*
James A. Moore	53,200	(11)	*
Jill M. Krueger	26,000	(12)	*
Craig F. Hartberg	25,367	(13)	*
Ronald A. Malone	19,000	(14)	*
Peter L. Martin	16,250	(15)	*
Robert L. Goodpaster	16,100	(16)	*
Philip A. Brooks	14,840	(17)	*
Michael W. Reid	9,000	(18)	*
All directors and executive officers as a group (16 persons)	1,419,157	(19)	5.1%

*	Less than one percent.

(1)	Pursuant to SEC rules, a person has beneficial ownership of any securities as to which such person, directly or indirectly, through any contract, arrangement, undertaking, relationship or otherwise has or shares voting power and/or investment power and as to which such person has the right to acquire such voting and/or investment power within 60 days. Percentage of beneficial ownership as to any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person by the sum of the number of shares outstanding as of such date and the number of shares as to which such person has the right to acquire voting and/or investment power within 60 days (rounded to the nearest tenth of a percent).

(2)	Except for the percentages of certain parties that are based on presently exercisable options which are indicated in the following footnotes to the table, the percentages indicated are based on 27,807,339 shares of our common stock issued and outstanding on April 8, 2011. In the case of parties holding presently exercisable options, the percentage ownership is calculated on the assumption that the shares presently held or purchasable within the next 60 days underlying such options are outstanding.

(3)	Represents shares beneficially owned by Fidelity Management & Research Company (“Fidelity”) together with certain affiliates. According to a Schedule 13G/A, filed February 14, 2011, Fidelity, whose address is 82 Devonshire Street, Boston, Massachusetts 02109, is a wholly-owned subsidiary of FMR LLC and an investment advisor. Fidelity is the beneficial owner of 1,702,650 shares of our common stock as a result of acting as investment advisor to various investment companies. Edward C. Johnson 3rd, Chairman of FMR LLC, and FMR LLC, through its control of Fidelity and the funds, each has sole power to dispose of the 1,702,650 shares of our common stock owned by the funds. Neither FMR LLC, nor Mr. Johnson, has the sole power to vote or direct the voting of the shares of our common stock owned directly by the funds, which power resides with funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the funds’ Board of Trustees. Members of Mr. Johnson’s family are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed to form a controlling group with respect to FMR LLC. Pyramis Global Advisors Trust Company (“PGATC”), 900 Salem Street, Smithfield, Rhode Island, 02917, an indirect wholly-owned subsidiary of FMR LLC and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 1,376,313 shares of our common stock as a result of its serving as investment manager of institutional accounts owning such shares. Mr. Johnson and FMR LLC, through its control of PGATC, each has sole dispositive power over 1,376,313 shares and sole power to vote or to direct the voting of 1,260,823 shares owned by the institutional accounts managed by PGATC. FIL Limited (“FIL”), Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda, is the beneficial owner of 203,200 shares of our common stock. Partnerships controlled predominantly by members of the family of Mr. Johnson and FIL or trusts for their benefit, own shares of FIL voting stock with the right to cast approximately 39% of the total votes which may be cast by all holders of FIL voting stock.

(4)	According to a Schedule 13G/A, filed February 11, 2011, the address for Dimensional Fund Advisors LP (“Dimensional”) is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746. Dimensional, an investment advisor, furnishes investment advice to four investment companies and serves as investment manager to certain other commingled group trusts and separate accounts (such investment companies, trusts and accounts, collectively, the “Dimensional Funds”). In certain cases, subsidiaries of Dimensional may act as an adviser or sub-adviser to certain Dimensional Funds. In its role as investment advisor, sub-adviser and/or manager, neither Dimensional or its subsidiaries possess investment and/or voting power over the shares of our common stock that are owned by such the Dimensional Funds.

(5)	Represents shares beneficially owned by T. Rowe Price Associates, Inc. (“Price Associates”) and certain of its affiliates. According to a Schedule 13G/A, filed February 10, 2011, the address of each of Price Associates and T. Rowe Price Small-Cap Value Fund, Inc. (“Price Small-Cap”), is 100 E. Pratt Street, Baltimore, Maryland 21202. Price Associates beneficially owns 1,935,360 shares of our common stock and has the sole voting power with respect to 115,960 shares and the sole dispositive power with respect to all 1,935,360 shares. Price Small-Cap beneficially owns 1,810,000 of these shares and has the sole voting power with respect to all 1,810,000 shares and the sole dispositive power with respect to none of these shares.

(6)	According to a Schedule 13G filed February 3, 2011, the address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022. BlackRock, Inc. beneficially owns 1,589,609 shares of our common stock and has the sole voting and dispositive power with respect to all of these shares.

(7)	Consists of 468,450 shares held by Mr. Cohen directly, 135,937 unvested shares of restricted stock (100,000 of which are subject to the Company’s achievement of certain performance targets) and 100,000 shares that Mr. Cohen may acquire upon the exercise of options immediately or within 60 days after April 8, 2011.

(8)	Consists of 97,250 shares held by Mr. Johannessen directly, 114,336 unvested shares of restricted stock (80,000 of which are subject to the Company’s achievement of certain performance targets) and 56,540 shares that Mr. Johannessen may acquire upon the exercise of options immediately or within 60 days after April 8, 2011.

(9)	Consists of 41,250 shares held by Mr. Beattie directly and 63,857 unvested shares of restricted stock (50,000 of which are subject to the Company’s achievement of certain performance targets).

(10)	Consists of 22,250 shares held by M. Brickman directly, 37,650 unvested shares of restricted stock (30,000 of which are subject to the Company’s achievement of certain performance targets) and 41,120 shares that Mr. Brickman may acquire upon the exercise of options immediately or within 60 days after April 8, 2011.

(11)	Consists of 23,800 shares held by Mr. Moore directly, 9,000 unvested shares of restricted stock, and 20,400 shares that Mr. Moore may acquire upon the exercise of options immediately or within 60 days after April 8, 2011.

(12)	Consists of 8,000 shares held by Ms. Krueger directly, 9,000 unvested shares of restricted stock and 9,000 shares that Ms. Krueger may acquire upon the exercise of options immediately or within 60 days after April 8, 2011.

(13)	Consists of 13,367 shares held by Mr. Hartberg directly, 9,000 unvested shares of restricted stock and 3,000 shares that Mr. Hartberg may acquire upon the exercise of options immediately or within 60 days after April 8, 2011.

(14)	Consists of 10,000 shares held by Mr. Malone directly and 9,000 unvested shares of restricted stock.

(15)	Consists of 13,250 shares held by Mr. Martin (either directly or through his IRA) and 3,000 shares of unvested restricted stock.

(16)	Consists of 7,920 shares held by Mr. Goodpaster directly, 3,060 unvested shares of restricted stock, and 5,120 shares that Mr. Goodpaster may acquire upon the exercise of options immediately or within 60 days after April 8, 2011.

(17)	Consists of 5,840 shares held by Mr. Brooks directly and 9,000 unvested shares of restricted stock.

(18)	Consists of 2,970 shares held by Mr. Reid directly and 6,030 unvested shares of restricted stock.

(19)	Includes 735,297 shares held directly by the executive officers and or directors of the Company, 421,620 unvested shares of restricted stock and 262,240 shares that such executive officers and/or directors, collectively, may acquire upon the exercise of options immediately or within 60 days after April 8, 2011.

ELECTION OF DIRECTORS

(PROPOSAL 1)

Nominees and Continuing Directors

Unless otherwise directed in the enclosed proxy, it is the intention of the persons named in such proxy to vote the shares represented by such proxy for the election of each of the following named nominees as a member of the Board of Directors, each to hold office until the annual meeting of our stockholders to be held in 2014 and until his successor is duly qualified and elected or until his earlier resignation or removal. Messrs. Cohen and Hartberg are presently members of the Board of Directors and Dr. E. Rodney Hornbake is not presently a member of the Board of Directors.

			Director’s
Name	Age	Position(s)	Term Expires

Nominees:
Lawrence A. Cohen	57	Vice Chairman of the Board and Chief Executive Officer	2014
Craig F. Hartberg	74	Director	2014
E. Rodney Hornbake	60	Director	2014
Continuing Directors:
Keith N. Johannessen	54	President and Chief Operating Officer and Director	2012
Jill M. Krueger	52	Director	2012
Michael W. Reid	57	Director	2012
James A. Moore	76	Chairman of the Board	2013
Philip A. Brooks	52	Director	2013
Ronald A. Malone	56	Director	2013

The following is a brief biography of each nominee and each current director, including each director whose term will continue after the Annual Meeting.

Nominees for Election for Three-Year Terms Expiring at the 2014 Annual Meeting:

Lawrence A. Cohen has served as one of our directors since November 1996 and as Vice Chairman of the Board since November 1996. He has served as our Chief Executive Officer since May 1999 and was our Chief Financial Officer from November 1996 to May 1999. From 1991 to 1996, Mr. Cohen served as President and Chief Executive Officer of Paine Webber Properties Incorporated. Mr. Cohen serves on the boards of various charitable organizations and is active in several industry associations. Mr. Cohen was a founding member and is on the executive committee of the Board of Directors of the American Seniors Housing Association, serves on the board of the Assisted Living Federation of America (ALFA), and serves on the Operator Advisory Board of the National Investment Center for the Seniors Housing & Care Industry. Mr. Cohen is a licensed attorney and is also a Certified Public Accountant. He received an LLM from New York University School of Law, a JD from St. John’s University School of Law, and a BBA in Accounting from The George Washington University. Mr. Cohen has had positions with businesses involved in senior living for 26 years.

Craig F. Hartberg has been a director since February 2001. Mr. Hartberg served as a Small Business Advisor for the Louisiana Department of Development until his resignation effective February 1, 2010. Mr. Hartberg retired from the commercial banking industry in May 2000, having served in several capacities during his 28-year career. At the time of his retirement, Mr. Hartberg served as First Vice President, Senior Housing Finance for Bank One, Texas, N.A. Mr. Hartberg graduated from the Southwestern Graduate School of Banking at Southern Methodist University. He earned his Masters of Business Administration at the University of Wyoming, following his Honorable Discharge from twelve years active duty in the United States Air Force. Mr. Hartberg served as a member of the Board of Directors of the National Association of Senior Living Industry Executives and as a member of the Assisted Living Federation of America.

E. Rodney Hornbake, M.D. is nominated as a new director to the Board. Dr. Hornbake serves as the Managing Partner of Essex Internal Medicine, a private practice of internal medicine and geriatrics, that he formed in 2002. Dr. Hornbake served as Senior Vice President and Chief Medical Officer of Gentiva Health Services, Inc. (“Gentiva”), a provider of comprehensive home health services, from March 2000 to April 2002, and he has continued to serve in a consulting role to Gentiva since April 2002. Gentiva was spun-off from Olsten Corporation, a staffing services company, that Dr. Hornbake joined as part of its management team in 1999. Dr. Hornbake also served as Medical Director of Care Centrix, a home care benefits management company, from November 1999 until 2002, and he continued to serve in a consulting role to Care Centrix from 2002 to 2010. Dr. Hornbake previously served as Vice President and Medical Director of the North Shore-LIJ Health System in New York from 1996 to 1999, as Chief Medical Officer for Aetna Professional Management Corporation from 1994 to 1996, and as Chief of Medicine for the Park Medical Group/Park Ridge Health System in New York from 1993 to 1994. Dr. Hornbake served as Clinical Assistant Professor of Medicine at the University of Connecticut from August 2002 to 2010 and as an Associate Professor (Adjunct) of Hofstra University from 1998 to 2004. Dr. Hornbake has served on the board of Equity Health Partners, a privately-held start-up technology company, since 2008, and served on the Commission on Office Laboratory Accreditation for ten years, including two years as its Chairman.

Directors Continuing in Office Until the 2012 Annual Meeting:

Keith N. Johannessen has been a director since 1999. Mr. Johannessen has served as our President since 1994 and our Chief Operating Officer since 1999. He previously served as our Executive Vice President from May 1993 to February 1994. Mr. Johannessen has more than 32 years of operational experience in seniors housing. He began his senior housing career in 1978 with Life Care Services Corporation and then joined Oxford Retirement Services, Inc. as Executive Vice President. Mr. Johannessen later served as Senior Manager in the health care practice of Ernst & Young LLP prior to joining the Company in 1993. He has served on the State of the Industry and Model Assisted Living Regulations Committees of the American Seniors Housing Association. Mr. Johannessen holds a BA degree.

Jill M. Krueger has been a director since February 2004. Ms. Krueger has served as President and Chief Executive of Health Resources Alliance, Inc., a company specializing in providing rehabilitative and wellness services, institutional pharmacy services and products and programs designed to promote independence, health and wellness for elderly persons. Ms. Krueger also manages Senior Care Network, a St. Louis based alliance, and ACCN Billing Service, a New York based physician billing company. Ms. Krueger was a partner at KPMG LLP responsible for overseeing the firm’s national Long-term Care and Retirement Housing Practice. Ms. Krueger served as a public commissioner for the Continuing Care Accreditation Commission and as a member of its financial advisory board from 1987 to 2001. Ms. Krueger serves on the Board of Directors and as the Treasurer for a non-profit organization known as Wisconsin Illinois Senior Housing. Ms. Krueger has served on the Board of Directors and is the Chairperson for the Audit Committee for Franciscan Sisters Communities of Chicago since 2003. She is also on the Fifth Third Bank — Illinois Affiliate Board of Directors and is a member of the advisory board for the Coalition in Leadership Aging Services Advisory Group.

Michael W. Reid has been a director since October 2009. Mr. Reid has nearly 31 years of investment banking and real estate experience, including heading Lehman Brothers REIT equity practice for nine years as Managing Director in the Global Real Estate Department. In that capacity, he was responsible for developing and implementing the business strategy for a successful REIT equity underwriting business. Mr. Reid also served as Chief Operating Officer at SL Green Realty Corp. from 2001-2004, where some of his responsibilities included strategic planning, finance and reporting, capital markets, operations and budgeting for a $4 billion publicly traded REIT. From 2004-2006, he served as President of Ophir Energy Corp., a company that invested in oil and gas production in Oklahoma. From 2006-2008, he served as Chief Operating Officer of Twining Properties, a real estate company specializing in high rise development in Cambridge, Massachusetts. Mr. Reid is currently a partner at Herald Square Properties, a real estate investment and management company focused on opportunities in the midtown Manhattan office market. Mr. Reid holds a Bachelor of Arts and Master of Divinity, both from Yale University.

Directors Continuing in Office Until the 2013 Annual Meeting:

James A. Moore has been a director since October 1997. Following the 2010 Annual Meeting of Stockholders, the Board of elected Mr. Moore as independent Chairman of the Board. Mr. Moore is also a member of the board of Atlantic Shores Senior Living Community, a cooperative ownership organization that owns a CCRC located in Virginia Beach, Virginia and a member of the board of Patmos Senior Living, a non-profit organization that oversees the boards of Kirby Pines and The Farms at Bailey Station, two CCRC communities in Memphis, Tennessee. Mr. Moore is President of Moore Diversified Services, Inc., a senior living consulting firm engaged in market feasibility studies, investment advisory services, and marketing and strategic consulting in the senior living industry. Mr. Moore has over 41 years of industry experience and has conducted over 1,800 senior living consulting engagements in approximately 600 markets, in 49 states and six countries. Mr. Moore has authored numerous senior living and health care industry technical papers and trade journal articles, as well as the books Assisting Living — Pure & Simple Development and Operating Strategies and Assisted Living 2000, Assisted Living Strategies for Changing Markets, which was released in May 2001, and Independent Living and CCRCS, which was released in September 2009. Mr. Moore holds a Bachelor of Science degree in Industrial Technology from Northeastern University in Boston and an MBA in Marketing and Finance from Texas Christian University in Fort Worth, Texas.

Philip A. Brooks serves as Senior Vice President, Loan Production for CWCapital, LLC, a Boston-based mortgage finance company owned by affiliates of Fortress Investment Group. From 1996 to October 2010, Mr. Brooks served as Senior Vice President, Seniors Housing and Healthcare Finance Group for Berkadia Commercial Mortgage, LLC, a national mortgage bank (“Berkadia”), which was previously known as Capmark Finance Inc. and GMAC Commercial Mortgage. Prior to joining Capmark Finance, Inc., Mr. Brooks worked in the Fannie Mae Multifamily Group responsible for researching and launching finance products and helped manage the Delegated Underwriting and Servicing Products (“DUS”). While at Fannie Mae, he also launched Fannie’s DUS mortgage-backed securities program and implemented its seniors housing product line. Prior to Fannie Mae, Mr. Brooks was a mortgage banker with B.F. Saul Company, a large Mid-Atlantic investment firm, from 1988-1992. From 1983-1988, Mr. Brooks was an associate director for the Mortgage Bankers Association of America. Mr. Brooks has over 25 years experience in the commercial real estate finance industry. He was a founding member of the American Seniors Housing Association, a leading trade association promoting seniors housing, and was on the Board of Directors of the National Investment Center for the Seniors Housing & Care Industry, a leading trade association promoting the industry to the capital markets. On October 25, 2009, Capmark Financial Group Inc. and certain of its subsidiaries filed voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code.

Ronald A. Malone has served as Chairman of the Board of Directors of Gentiva, since June 2002 and as a member of the Clinical Quality Committee of the board of Gentiva since May 2009. Mr. Malone served as the Chief Executive Officer of Gentiva from June 2002 through December 2008 and as Executive Vice President and President, Home Health Services from 1999 until June 2002. Prior to joining Gentiva, he served as Executive Vice President and President, North American Staffing at Olsten Corporation. Mr. Malone has served as a director of the National Association for Home Health and Hospice and as chairman and president of the Alliance for Home Health Quality and Innovation. He is also director of Hill-Rom Holdings, Inc., where he serves as chairman of the compensation and management development committee, and Victor Technologies, an emerging company engaged in the distribution of specialized clinical devices.

When considering whether directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board of Directors to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Board of Directors and the Nominating Committee of the Board of Directors focused primarily on the information discussed in each of the Directors’ individual biographies set forth above. In particular, with regard to Messrs. Cohen, Johannessen and Moore, the Board of Directors considered their strong background in the senior living industry — over 26 years in the case of Mr. Cohen, over 32 years in the case of Mr. Johannessen, and over 41 years in the case of Mr. Moore — in addition to the many years of experience with the Company represented by Messrs. Cohen and Johannessen, our Chief Executive Officer and Chief Operating Officer, respectively, and Mr. Moore, a director of our Company for over 13 years. The Board of Directors also considered the broad perspective brought by Mr. Moore’s significant experience in consulting in the senior living industry. With respect to Ms. Krueger, the Board of Directors considered her significant experience, expertise and background with regard to accounting matters, which includes specialization in health care, and rehabilitative and wellness services for elderly persons. With regard to Mr. Hartberg, the Board of Directors considered his strong background in commercial banking as well as his strong organizational and management skills, since the Company’s ability to finance its communities and realize the benefit from such financings are important factors in the success of the Company. With regard to Mr. Reid, the Board of Directors considered his nearly 31 years of experience in investment banking and real estate, including heading Lehman Brothers REIT equity practice for nine years as Managing Director in the Global Real Estate Department, and his senior level public company experiences, which experiences will help the Company identify and capitalize on opportunities to build its business as well as bring fresh insights that will benefit both the Board of Directors and the Company. With respect to Mr. Malone, the Board of Directors considered his executive level and board experience with public companies and his extensive senior level operational experiences, particularly in health care and wellness services. With respect to Mr. Brooks, the Board of Directors considered his extensive experience in the senior living industry and strong background in senior housing financing. With regard to Dr. Hornbake, the Board of Directors considered his position as a practicing physician specializing in geriatrics, his strong understanding of emerging needs of the aging population, his service as Chief Medical Officer for a large health services organization, and his involvement in public policy as it affects seniors.

The Board of Directors does not anticipate that any of the aforementioned nominees for director will refuse or be unable to accept election as a director, or be unable to serve as a director. Should any of them become unavailable for nomination or election or refuse to be nominated or to accept election as a director, then the persons named in the enclosed form of proxy intend to vote the shares represented in such proxy for the election of such other person or persons as may be nominated or designated by the Board of Directors.

There are no family relationships among any of our directors, director nominees or executive officers.

The Board of Directors unanimously recommends a vote “FOR” the election of each of the individuals nominated for election as a director.

BOARD OF DIRECTORS AND COMMITTEES

General

Our Board of Directors currently consists of nine directors. The Board of Directors has determined that Craig F. Hartberg, Peter L. Martin, James A. Moore, Jill M. Krueger, Michael W. Reid, Ronald A. Malone and Philip A. Brooks, each an existing director, and Dr. E. Rodney Hornbake, a nominee for director at the Annual Meeting, are each “independent” within the meaning of the corporate governance rules of the NYSE and no such individual has any relationship with us, except as a director and stockholder or as a nominee for director, as applicable. In addition, we have adopted a Director Independence Policy, as described in greater detail below under the heading “— Director Independence Policy,” which establishes guidelines for the Board of Directors to follow in making the determination as to which of our directors is “independent.” Our Director Independence Policy is available on our website at http://www.capitalsenior.com in the Investor Relations section and is available in print to any stockholder who requests it. The Board of Directors has determined that Messrs. Hartberg, Martin, Moore, Reid, Malone and Brooks and Ms. Krueger, each an existing director, and Dr. Hornbake, a nominee for director at the Annual Meeting, are each “independent” in accordance with our Director Independence Policy.

During 2010, the Board of Directors met 9 times, including regularly scheduled and special meetings, and did not act by unanimous written consent during 2010. During 2010, no director attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board of Directors on which such director served. Under our Corporate Governance Guidelines, each of our directors is expected to attend all meetings of the Board of Directors, the annual stockholders meeting and meetings of the committees of the Board of Directors on which they serve. Messrs. Cohen, Johannessen, Hartberg, Martin, Moore, Reid, Malone and Brooks and Ms. Krueger attended our 2010 annual meeting of stockholders. For meetings held prior to our 2010 Annual Meeting of Stockholders, at the start of each regularly scheduled executive session of the non-management directors, a presiding director was selected by a majority vote of the non-management directors. At the annual Board meeting held immediately following the 2010 Annual Meeting of Stockholders, the Board elected independent director Mr. Moore as Chairman of the Board and the non-management directors selected Mr. Moore to preside over each executive session of the non-management directors following such election.

Director Independence Policy

The Board of Directors undertakes an annual review of the independence of all non-management directors. In advance of the meeting at which this review occurs, each non-management director is asked to provide the Board of Directors with full information regarding the director’s business and other relationships with us to enable the Board of Directors to evaluate the director’s independence. Directors have an affirmative obligation to inform the Board of Directors of any material changes in their circumstances or relationships that may impact their designation by the Board of Directors as “independent.” This obligation includes all business relationships between, on the one hand, directors or members of their immediate family, and, on the other hand, us, whether or not such business relationships are described above.

No director qualifies as “independent” unless the Board of Directors affirmatively determines that the director has no material relationship with us. The following guidelines are considered in making this determination:

•	a director who is, or has been within the last three years, employed by us, or whose immediate family member is, or has been within the last three years, one of our executive officers, is not “independent”;

•	a director who received, or whose immediate family member received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from us, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not “independent”;

•	a director (a) who is a current partner or employee of a firm that is our internal or external auditor, (b) has an immediate family member who is a current partner of such a firm, (c) has an immediate family member who is a current employee of such a firm and personally works on the listed company’s audit, or (d) who was, or has an immediate family member who was, within the last three years a partner or employee of such a firm and personally worked on the listed company’s audit within that time, is not “independent”;

•	a director who is, or whose immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of our present executive officers at the same time serves or served on that other company’s compensation committee, is not “independent”;

•	a director who is a current employee, or whose immediate family member is a current executive officer, of a company that has made payments to, or received payments from, us for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues, is not “independent”;

•	a director who serves as an executive officer, or whose immediate family member serves as an executive officer, of a tax exempt organization that, within the preceding three years, received contributions from us, in any single fiscal year, of an amount equal to the greater of $1 million or 2% of such organization’s consolidated gross revenue, is not “independent”; and

•	a director who has a beneficial ownership interest of 10% or more in a company which has received remuneration from us in any single fiscal year in an amount equal to the greater of $1 million or 2% of such company’s consolidated gross revenue is not “independent” until three years after falling below such threshold.

In addition, members of the Audit Committee may not accept any consulting, advisory or other compensatory fee from us or any of our subsidiaries or affiliates other than directors’ compensation.

The terms “us,” “we” and “our” refer to Capital Senior Living Corporation and any direct or indirect subsidiary of Capital Senior Living Corporation, which is part of the consolidated group. An “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than domestic employees) who shares such person’s home.

Committees

Committees of the Board of Directors include the Audit Committee, the Nominating Committee, and the Compensation Committee.

Audit Committee

The Audit Committee consists of Messrs. Hartberg and Reid and Ms. Krueger, each of whom is “independent” as defined by the listing standards of the NYSE in effect as of the date of this proxy statement. The Board of Directors has determined that Ms. Krueger qualifies as an “audit committee financial expert” within the meaning of SEC regulations. The Board of Directors has adopted an amended and restated Audit Committee Charter which is available on our website at http://www.capitalsenior.com in the Investor Relations section and is also available in print to any stockholder who requests it. Pursuant to its charter, the Audit Committee serves as an independent party to oversee our financial reporting process and internal control system, to appoint, replace, provide for compensation of and to oversee our independent accountants and provide an open avenue of communication among the independent accountants and our senior management and the Board of Directors. The Audit Committee held 4 meetings during 2010, including regularly scheduled and special meetings, and did not act by unanimous written consent during 2010.

Nominating Committee

The Nominating Committee consists of Messrs. Malone, Brooks and Moore, each of whom is “independent” as defined by the listing standards of the NYSE in effect as of the date of this proxy statement. The Board of Directors has adopted an amended and restated Nominating Committee Charter, which, along with our Code of Business Conduct and Ethics and Corporate Governance Guidelines, is available on our website at http://www.capitalsenior.com in the Investor Relations section and each of which is available in print to any stockholder who requests it. Pursuant to its charter, the Nominating Committee:

•	identifies individuals qualified to become directors;

•	recommends director nominees to the Board of Directors;

•	develops and recommends for Board of Directors approval our Corporate Governance Guidelines;

•	oversees the evaluation of the Board of Directors and management; and

•	conducts an annual review of the adequacy of its charter and recommends proposed changes to the Board of Directors for its approval.

The Nominating Committee held 2 regularly scheduled meetings during 2010. During 2010, the Nominating Committee did not hold any special meetings, nor did it act by unanimous written consent.

Compensation Committee

The Compensation Committee consists of Messrs. Moore, Hartberg and Martin each of whom is “independent” as defined by the listing standards of the New York Stock Exchange in effect as of the date of this proxy statement. The Compensation Committee held 8 meetings during 2010, including regularly scheduled and special meetings, and did not act by unanimous written consent during 2010. The Board of Directors has adopted an amended and restated Compensation Committee Charter which is available on our website at http://www.capitalsenior.com in the Investor Relations section and which is available in print to any stockholder who requests it. Pursuant to its charter, the Compensation Committee’s responsibilities include, among other things, the responsibility to:

•	review and approve, on an annual basis, the corporate goals and objectives relevant to the compensation of our Chief Executive Officer and our other executive officers, evaluate each such individual’s performance in light of such objectives and, either as a committee or together with other independent directors (as directed by the Board of Directors), determine and approve the compensation for each such individual based on such evaluation (including base salary, bonus, incentive and equity compensation);

•	review director compensation levels and practices, and recommend, from time to time, changes in such compensation levels and practices;

•	review our compensation, incentive compensation and equity-based plans and recommend, from time to time, changes in such compensation levels and practices to the Board of Directors;

•	review and discuss with our management the Compensation Discussion and Analysis to be included in our annual proxy statement, annual report on Form 10-K or information statement, as applicable, and make a recommendation as to whether it should be included therein;

•	conduct an annual review of the adequacy of its charter and recommend any proposed changes to the Board of Directors for its approval; and

•	perform any other activities consistent with our Amended and Restated Certificate of Incorporation, Bylaws and governing law as the Compensation Committee or the Board of Directors deems appropriate.

The Compensation Committee’s processes for fulfilling its responsibilities and duties with respect to executive compensation and the role of our executive officers and management in the compensation process are each described under “Compensation Discussion and Analysis — Compensation Process” beginning on page 16 of this proxy statement.

In fulfilling its responsibilities and duties with respect to the compensation of our directors, the Compensation Committee periodically reviews the compensation paid to the non-employee directors of the companies in our peer group, and may recommend to the Board of Directors adjustments to our director compensation levels and practices so as to remain competitive with the companies in our peer group.

Pursuant to its charter, the Compensation Committee may retain such compensation consultants, outside counsel and other advisors as it may deem appropriate in its sole discretion and it has the sole authority to approve related fees and other retention terms. From time to time, the Compensation Committee has engaged third parties to compile statistical information with respect to the executive compensation practices of other comparable public companies. In July 2006, the Compensation Committee engaged Hewitt Associates LLC, an executive compensation consulting firm, to conduct a formal review of our compensation arrangements for our named executive officers and to provide advice regarding compensation trends and best practices, plan design, and the reasonableness of individual compensation awards. The Compensation Committee did not engage the services of compensation consultants, outside counsel or other advisors during 2010.

Board of Director’s Leadership Structure

Our Board separated the roles of Chairman of the Board and Chief Executive Officer by electing James A. Moore, a non-executive, independent director, as Chairman of the Board at the annual Board meeting held immediately following the 2010 Annual Meeting of Stockholders. The separation of the roles was implemented to allow Mr. Cohen, our Chief Executive Officer, to continue to focus his efforts on the successful management of the Company while allowing Mr. Moore, our independent Chairman, to focus his efforts on the continued development of a high-performing Board of Directors, including (1) ensuring the Board of Directors remains focused on the Company’s long-term strategic plans, (2) working with Company management to ensure the Board of Directors continues to receive timely and adequate information, (3) coordinating activities of the committees of the Board of Directors, and (4) ensuring effective stakeholder communications. The Board believes, due to the continued leadership and experience provided by these two individuals, that having separate positions is the appropriate leadership structure for the Company at this time and demonstrates our commitment to good corporate governance.

Board of Director’s Role in Risk Oversight

Our Company, like others, faces a variety of enterprise risks, including credit risk, liquidity risk, and operational risk. In fulfilling its risk oversight role, the Board focuses on the adequacy of the Company’s risk management process and overall risk management system. The Board believes an effective risk management system will (1) adequately identify the material risks that the Company faces in a timely manner, (2) implement appropriate risk management strategies that are responsive to the Company’s risk profile and specific material risk exposures, (3) integrate consideration of risk and risk management into business decision-making throughout the Company, and (4) include policies and procedures that adequately transmit necessary information with respect to material risks to senior executives and, as appropriate, to the Board or relevant committee.

The Audit Committee has been designated to take the lead in overseeing risk management at the Board level. Accordingly, the Audit Committee schedules time for periodic review of risk management, in addition to its other duties. In this role, the Audit Committee receives information from management and other advisors, and strives to generate serious and thoughtful attention to the Company’s risk management process and system, the nature of the material risks the Company faces, and the adequacy of the Company’s policies and procedures designed to respond to and mitigate these risks.

Although the Board’s primary risk oversight has been assigned to the Audit Committee, the full Board also periodically receives information about the Company’s risk management system and the most significant risks that the Company faces. This is principally accomplished through the Audit Committee’s discussions with the full Board and summary versions of the briefings provided by management and advisors to the Committee.

In addition to the formal compliance program, the Board and the Audit Committee encourage management to promote a corporate culture that understands risk management and incorporates it into the overall corporate strategy and day-to-day business operations. The Company’s risk management structure also includes an ongoing effort to assess and analyze the most likely areas of future risk for the Company. As a result, the Board and Audit Committee periodically ask the Company’s executives to discuss the most likely sources of material future risks and how the Company is addressing any significant potential vulnerability.

Director Nominations

The Nominating Committee is responsible under its charter for identifying and recommending qualified candidates for election to the Board of Directors. In addition, stockholders who would like to recommend a candidate for election to the Board of Directors may submit the recommendation to the chairman of the Nominating Committee, in care of our General Counsel. Any recommendation must include name, contact information, background, experience and other pertinent information on the proposed candidate and must be received in writing by November 15, 2011 for consideration by the Nominating Committee for the 2012 annual meeting of our stockholders.

Although the Nominating Committee is willing to consider candidates recommended by our stockholders, it has not adopted a formal policy with regard to the consideration of any director candidates recommended by our stockholders. The Nominating Committee believes that a formal policy is not necessary or appropriate because of the small size of the Board of Directors and because the current Board of Directors already has a diversity of business background, shareholder representation and industry experience.

The Nominating Committee does not have specific minimum qualifications that must be met by a candidate for election to the Board of Directors in order to be considered for nomination by the Nominating Committee. In identifying and evaluating nominees for director, the Nominating Committee considers each candidate’s qualities, experience, background and skills, as well as any other factors which the candidate may be able to bring to the Board of Directors that the Board of Directors currently does not possess. The process is the same whether the candidate is recommended by a stockholder, another director, management or otherwise. Although the Nominating Committee does not have a formal diversity policy in place for the director nomination process, an important factor in the Nominating Committee’s consideration and assessment of a candidate is the diversity of the candidate’s viewpoints, professional experience, education and skill set. The Nominating Committee does not pay a fee to any third party for the identification of candidates, but it has paid a fee in the past to a third party for a background check for a candidate.

With respect to this year’s nominees for director, Messrs. Cohen and Hartberg currently serve as directors of the Company and Dr. Hornbake does not currently serve as a director of the Company.

Code of Business Conduct and Ethics

The Board of Directors has adopted a Code of Business Conduct and Ethics governing all of our employees, including our Chief Executive Officer, Chief Financial Officer, our principal accounting officer and corporate controller. A copy of this Code of Business Conduct and Ethics is published in the “Corporate Governance Documents” section of the “Investor Relations” section of our website at www.capitalsenior.com. We intend to make all required disclosures concerning any amendments to, or waivers from, this Code of Business Conduct and Ethics on our website.

Website

Our internet website, www.capitalsenior.com, contains an Investor Relations section which provides links to our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements, SEC stock ownership reports, amendments to those reports and filings, Code of Business Conduct and Ethics, Corporate Governance Guidelines, Director Independence Policy and charters of the Nominating, Compensation and Audit Committees of the Board of Directors. These documents are available in print, free of charge, to any stockholder who requests them as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. The materials on our website are not incorporated by reference into this proxy statement and do not form any part of the materials for solicitation of proxies.

Communication with Directors

Correspondence from stockholders and other interested parties may be sent to our directors, including our non-management directors, individually or as a group, in care of James A. Moore, the independent Chairman of our Board of Directors, with a copy to the Vice President, General Counsel and Secretary, David R. Brickman, at our principal executive offices, 14160 Dallas Parkway, Suite 300, Dallas, Texas 75254.

All communication received as set forth above will be opened by the Chairman and Vice President, General Counsel and Secretary for the sole purpose of determining whether the contents represent a message to our directors. Appropriate communications other than advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis focuses on the compensation of the Company’s executive officers, including our “named executive officers” who are the individuals included in the Summary Compensation Table beginning on page 31 of this proxy statement. This section summarizes our executive compensation program and objectives and provides an overview of how and why the Compensation Committee of our Board of Directors, who is responsible for the oversight of our executive compensation program, made specific decisions involving the compensation of our named executive officers. We also refer you to our Annual Report on Form 10-K for the year ended December 31, 2010 for additional information regarding the Company’s 2010 financial results discussed below.

Executive Summary

Our executive compensation program is designed to meet three principal objectives:

•	employ, retain and reward executives who are capable of leading us to the achievement of our business objectives, which include maximizing the value of our operations, generating cash flow, preserving a strong financial position, increasing our geographic concentration, maximizing our competitive strengths in each of our markets, capitalizing on long-term growth opportunities, and most importantly, enhancing stockholder value;

•	a significant amount of total compensation should be in the form of short-term and long-term incentive awards to align compensation with our financial and operational performance goals as well as individual performance goals; and

•	incentive awards should be tied to and vary with our financial and operational performance, as well individual performance.

We believe these objectives collectively link compensation to overall Company performance and directly link compensation to the objectives set forth in the Company’s 2010 Business Plan that was approved by our Board of Directors. These objectives help ensure that the interests of our named executive officers are closely aligned with the interests of our stockholders. We believe that Capital Senior has successfully achieved these objectives as demonstrated by the Company’s strong financial results during 2010, which exceeded the Company’s business plan despite a difficult economic environment. As described in “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” in our Annual Report on Form 10-K, our fiscal 2010 financial results, based upon various measures, strongly increased relative to our fiscal 2009 results. The following table highlights the year-over-year comparison of some of the key financial metrics that we use in evaluating the Company’s performance for purposes of making compensation decisions.

Performance Measures	Fiscal Year 2010	Fiscal Year 2009	% Increase

Adjusted CFFO	$19.7 million (or $0.74 per share)	$16.6 million (or $0.63 per share)	18.3%
Adjusted EBITDAR	$68.6 million	$57.3 million	19.7%
Adjusted Net Income	$4.7 million (or $0.17 per share)	$2.8 million (or $0.10 per share)	67.9%
Revenue	$211.9 million	$192.0 million	10.4%

The above table utilizes non-GAAP financial measures to describe the Company’s adjusted CFFO, adjusted EBITDAR and adjusted net income. These non-GAAP measures are used by many research analysts and investors to evaluate the performance and valuations of companies in our industry. Please refer to Appendix A to this proxy statement for important information concerning such non-GAAP financial measures, including a reconciliation of such measures to GAAP.

For fiscal 2010, we believe our compensation programs, which are designed to reward our named executive officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total stockholder return, delivered payments commensurate with Capital Senior’s strong financial performance. Below are the highlights of our executive compensation program for 2010:

•	Emphasis on Pay for Performance. Our fiscal 2010 performance, including our performance relative to our peers, along with the individual performance of our named executive officers, served as key factors in determining compensation for 2010, including as follows:

•	Adjusted CFFO per share and adjusted EBITDAR were the key metrics for our eligible named executive officers’ annual cash incentive awards related to corporate goals. These metrics provide for a balanced approach to measuring annual company performance. In addition, these measures are used by many research analysts and investors to evaluate the performance and valuations of companies in our industry. The Company’s performance with respect to each of these metrics was above target, and therefore resulted in the payment of annual cash incentive awards at above target levels for our eligible named executive officers.

•	We linked a significant portion of our eligible named executive officers’ compensation to the achievement of certain corporate and individual goals bearing a direct relation to the accomplishment of our business plan. In 2010, 37.5% of our Chief Executive Officer’s total compensation, 31.8% of our President and Chief Operating Officer’s total compensation and 30.7% of our Executive Vice President and Chief Financial Officer’s total compensation was based on achieving individual performance goals and achieving or exceeding corporate performance goals under our Incentive Compensation Plan.

•	Establishment of Recoupment Policy (or “Clawback”) for Incentive Compensation. As part of the Incentive Compensation Plan for 2011, the Compensation Committee adopted a recoupment policy pursuant to which, in the event that it is determined that a participant in the Incentive Compensation Plan has committed fraud or a willful misstatement related to the calculations used in determining an award under the plan, the participant involved in such fraud or willful misstatement must return to the Company any awards that were paid as a result of such fraud or willful misstatement. This feature of the Incentive Compensation Plan is separate from and in addition to any clawback provisions under applicable law, including the Sarbanes-Oxley Act of 2002.

•	Periodic Grants of Long-Term Equity Awards. Another way that we try to link pay and performance is to grant our named executive officers compensation in the form of equity awards, whose value is directly tied to our stock price performance. In March 2011, we granted 100,000, 80,000, 50,000 and 30,000 shares of performance-based restricted stock to our Chief Executive Officer, President and Chief Operating Officer, Executive Vice President and Chief Financial Officer and Vice President, General Counsel and Secretary, respectively. The vesting of these awards is subject to the Company’s achievement of certain performance targets over a three-year period, which is designed to encourage our named executive officers to focus on the long-term performance of the Company. As our stock price improves, the equity awards will become more valuable to our executives.

•	Shareholder-Friendly Pay Practices. We do not use many common pay practices that are considered to be unfriendly to stockholders. For example, we do not provide extensive perquisites to our named executive officers. In addition, our named executive officers are only eligible to participate in certain benefit plans generally available to all of our employees, and the benefits available to our named executive officers are generally the same as all of our employees. Further, our executive compensation arrangements do not contain excess parachute payment tax gross-up provisions. We have no guaranteed non-performance-based bonuses.

•	Independent Compensation Committee. The Compensation Committee is composed solely of outside, independent directors who satisfy the independence requirements of the NYSE. In addition, to obtain and evaluate independent information with respect to our executive compensation program, each year the Compensation Committee typically reviews information compiled by independent third parties, including, without limitation, Hewitt Associates, Watson Wyatt and Mercer Human Resource Consulting. In addition, in July of 2006 the Compensation Committee engaged Hewitt Associates, an independent executive compensation consulting firm, to conduct a formal review of the Company’s compensation arrangements for its executives and to provide advice regarding compensation trends and best practices, plan design, and the reasonableness of individual compensation awards. As a result, the Compensation Committee continually endeavors to provide independent oversight and engages in an ongoing independent review of all aspects of our executive compensation programs.

Overview of Compensation Process

The Compensation Committee is ultimately responsible for reviewing and approving the base salary increases, other than annual base salary increases contemplated by existing employment agreements, and bonus levels of our executive officers, including our named executive officers, evaluating the performance of such individuals and reviewing any related matters. Equity and other forms of compensation for our executive officers, including our named executive officers, are also considered by the Compensation Committee.

Our executive compensation program for our named executive officers has historically consisted of annual cash compensation (base salary and a performance bonus) as well as periodic grants of long-term equity incentive awards, currently in the form of restricted shares. In addition, we have entered into employment agreements with each of our named executive officers which each provide for, among other things, severance benefits to be paid to such individuals upon the occurrence of certain events. Our executive compensation program has historically included a limited amount of personal benefits, including perquisites.

As discussed in greater detail below, the Compensation Committee typically meets quarterly to consider, among other things, increases to the base salaries of our executive officers whose employment agreements have anniversary dates arising in the upcoming quarter. In addition, the Compensation Committee determines on an annual basis whether performance bonuses are to be awarded under our incentive compensation plan (except that performance bonuses awardable pursuant to metrics that are determined on a quarterly basis are considered at the quarterly Compensation Committee meetings). Pursuant to our incentive compensation plan, which we refer to as our “Incentive Compensation Plan,” our named executive officers, other than Messrs. Brickman and Goodpaster, are entitled to receive performance bonuses, based upon our achievement, or any eligible named executive officer’s individual achievement, as applicable, of any performance objective of the Incentive Compensation Plan. In addition, the Compensation Committee typically meets in the first quarter of each year to approve the Incentive Compensation Plan for such year.

In applying the above-described objectives for our executive compensation program, the Compensation Committee primarily relies upon:

•	input received from certain members of our senior management, which has historically consisted of Messrs. Beattie, Cohen and Johannessen, and whom we refer to in this section as our “senior management;”

•	a general review of publicly available information with respect to the executive compensation practices of certain companies in the senior living industry for purposes of obtaining a general understanding of such practices;

•	industry surveys; and

•	its own judgment.

Input Received from our Senior Management.  As discussed in greater detail below, the Compensation Committee has historically relied in part upon the input and recommendations of our senior management when considering:

•	annual increases to base salaries for our named executive officers;

•	the annual establishment of our Incentive Compensation Plan; and

•	whether to grant long-term incentive awards to our named executive officers, and if so, in what forms and amounts.

The Compensation Committee believes that the members of our senior management, by virtue of their positions with us, vast experience in the senior living industry, and role in overseeing the day-to-day performance of our named executive officers, are appropriately suited to make informed recommendations to the Compensation Committee with respect to the foregoing elements of our executive compensation program.

Peer Group Data.  Since our initial public offering in 1997, the Compensation Committee has consistently sought to structure our executive compensation program so that the amounts and forms of compensation which are paid to our named executive officers are generally commensurate with those paid to executive officers with comparable duties and responsibilities at those companies in the senior living industry which the Compensation Committee, in consultation with our senior management, periodically determines to be the most directly comparable to us. In order to determine which companies in the senior living industry are the most directly comparable to us, the Compensation Committee and our senior management conduct an annual review to determine which such companies have:

•	a similar business focus to ours; and

•	a similar revenue and/or asset base to ours.

We refer to such public companies collectively as our “peer group.” For 2010, the companies which comprised our peer group were Assisted Living Concepts, Inc., Brookdale Senior Living Inc., Emeritus Corporation, Five Star Quality Care, Inc. and Sunrise Assisted Living, Inc.

The Compensation Committee reviews publicly available information regarding the compensation arrangements offered by the companies in our peer group on an annual basis for purposes of obtaining a general understanding of current compensation practices, and generally endeavors to make the total compensation for our named executive officers to be comparable to the total compensation paid to executive officers with comparable duties and responsibilities at the companies in our peer group. The information reviewed is part of a larger competitive analysis and does not mandate a particular decision regarding the compensation received by the Company’s named executive officers. The Compensation Committee does not target the compensation of the Company’s named executive officers to fall within a specific percentile range of the peer group companies, but rather considers several factors, such as the experience levels of individuals and market factors, before exercising its discretion in determining the total compensation of the Company’s named executive officers. Based upon the results of such review, the Compensation Committee may determine to modify the amounts and/or the forms of compensation, which are available to our named executive officers, in light of the objectives which we have identified for our executive compensation program.

Industry Surveys.  The Compensation Committee typically reviews information compiled by third parties including, but not limited to, Hewitt Associates, Watson Wyatt and Mercer Human Resource Consulting, with respect to the executive compensation practices of other companies in order to assist it in determining the percentage range within which the base salary for our named executive officers for the upcoming year may increase from that paid to such individuals in the preceding year. For a more detailed description of the process by which the Compensation Committee determines the increases in base salaries for our named executive officers, please read “Forms of Compensation — Base Salary” below.

Other Factors.  Key factors which also affect the Compensation Committees’ judgment with respect to our executive compensation program include our financial performance, to the extent that it may be fairly attributed or related to the performance of a particular named executive officer, as well as the contribution of each named executive officer relative to his individual responsibilities and capabilities. While the Compensation Committee does consider our stock price performance, the Compensation Committee has not utilized it as the only measure of our financial performance, or the performance of our named executive officers, given the fact that it may not take into account a variety of factors including, but not limited to, the business conditions within the senior living industry as well as our long-term strategic direction and goals. Also, in applying these objectives, the Compensation Committee endeavors to achieve consistency with respect to the difference between the compensation of our named executive officers and the compensation of our other officers and employees and such differences found in the companies in our peer group.

Forms of Compensation

The following forms of compensation are currently utilized by the Compensation Committee in compensating our named executive officers:

•	base salary, which is paid in cash;

•	performance bonuses, which are paid in cash and stock awards;

•	long-term incentive awards;

•	severance arrangements; and

•	limited personal benefits, including perquisites.

BASE SALARY

The base salary for our named executive officers is established pursuant to the terms of each such individual’s employment agreement, and is subject to an annual increase. Such base salaries are paid in cash and are intended to reward our named executive officers for their performance during the fiscal year relative to their authority and responsibilities in their respective positions with us.

In the fourth quarter of each year, the Compensation Committee typically establishes a percentage range within which the base salary for our named executive officers for the upcoming year may increase from the preceding year. In determining this percentage range, the Compensation Committee typically reviews information compiled by third parties including, but not limited to, Hewitt Associates, Watson Wyatt and Mercer Human Resource Consulting, and generally targets the base salary of our named executive officers to be comparable to the base salaries paid to the members of management and executive officers with comparable duties and responsibilities at other companies. For 2010, the Compensation Committee set such percentage range at 2% - 2.5%.

At each quarterly meeting, the Compensation Committee typically reviews a list of those senior executives, including our named executive officers, whose employment agreements have anniversary dates arising in the upcoming quarter and authorizes our senior management to approve base salary increases for each such individual in its discretion within such percentage range. Each annual performance and compensation review takes place at the same quarterly meeting of the Compensation Committee at which it was authorized. In exercising its discretion, our senior management typically considers each such individual’s historical performance in his or her position with us, as reflected by the results of the annual performance and compensation review, as well as our financial performance within each such individual’s sphere of influence.

In the event that our senior management, following such evaluation, determines that the amount of any increase to the base salary of any such individual should be either greater than or less than the increase permitted by the percentage range, then our senior management informs the Compensation Committee of its recommendation. Then, the Compensation Committee ultimately determines the amount of the increase based upon both the recommendations of our senior management as well as its review of publicly-available information with respect to the base salaries paid to executives with comparable duties and responsibilities at the companies in our peer group. Any increase to the base salary of any such individual is typically effective as of the beginning of the pay period immediately following the anniversary date of such individual’s employment agreement.

The Compensation Committee believes that the members of our senior management are the most appropriate individuals to conduct the annual performance and compensation reviews by virtue of their role in overseeing the day-to-day performance of our senior executives, other than our Chief Executive Officer. The Compensation Committee believes that the members of our senior management are also the most appropriate individuals to ultimately determine the amount of the annual base salary increases within the percentage range since each member occupies a position with us which provides the requisite knowledge and experience to properly evaluate the performance of our senior executives, including our named executive officers, in their respective positions with us and in the context of our overall performance. Whenever our senior management considers an increase to the base salary of an individual member of our senior management, such individual is not permitted to participate in the deliberations of our senior management relating to an increase in such individual’s base salary.

On April 14, 2010, we entered into amendments (collectively, the “Employment Agreement Amendments”) to each of the employment agreements for Lawrence A. Cohen, our Chief Executive Officer, Keith N. Johannessen, our President and Chief Operating Officer, and Ralph A. Beattie, our Chief Financial Officer. Pursuant to the Employment Agreement Amendments, which were effective January 1, 2010 and approved by the Compensation Committee, the annual base salaries of Messrs. Cohen, Johannessen and Beattie, were set at $636,366, $375,006 and $350,115, respectively, subject to annual adjustment. The Employment Agreement Amendments were entered into in connection with the Compensation Committee’s periodic review and assessment of the compensation of our executive officers and reflect the Incentive Compensation Plan for 2010, which eliminated quarterly bonus awards for achieving quarterly EPS goals with a corresponding increase in base salaries, as discussed below.

For a further description of the base salaries paid to our named executive officers for 2010, please refer to the Summary Compensation Table beginning on page 31 of this proxy statement.

PERFORMANCE BONUS

Bonuses are typically awarded to our named executive officers, other than Messrs. Brickman and Goodpaster, annually pursuant to the Incentive Compensation Plan. The purpose of the Incentive Compensation Plan is to assist us in employing and retaining certain of our named executive officers by providing them with a competitive compensation opportunity based upon the achievement of specified performance objectives which the Compensation Committee has identified as bearing a direct relation to the accomplishment of our business plan for the applicable year.

Under the Incentive Compensation Plan, performance bonuses are typically targeted at a pre-determined percentage of each eligible named executive officer’s base salary for such year. These percentages are typically established by the Compensation Committee based upon its review of publicly-available information with respect to similar programs offered by the companies in our peer group. For 2010, such percentages were established at 75% for our Chief Executive Officer and 58% for our other eligible named executive officers. The Compensation Committee determined that the target performance bonus opportunity for our Chief Executive Officer should represent a higher percentage of his base salary than that of the other eligible named executive officers based upon (i) a general review of publicly available information regarding similar programs offered by the companies in our peer group, and (ii) its belief that our Chief Executive Officer, by virtue of his position with us, is in a position to exert a more significant influence as compared to the other eligible named executive officers over a number of the factors upon which performance bonuses under the Incentive Compensation Plan are contingent.

The target and maximum bonus opportunities under the Incentive Compensation Plan for 2010 for Messrs. Cohen, Johannessen, and Beattie were as follows:

	2010 Target		2010 Maximum Target
	Bonus		Bonus
	% of Base		% of Base
Named Executive Officer	Salary	Amount	Salary	Amount

Lawrence A. Cohen	39%	$251,802	75%	$477,274
Keith N. Johannessen	32%	$121,754	58%	$217,503
Ralph A. Beattie	32%	$106,566	58%	$203,066

There were no minimum bonus awards under the Incentive Compensation Plan for 2010 for our eligible named executive officers, and as a result, if the performance targets discussed in this section were not achieved, no performance bonuses would be payable to our eligible named executive officers for 2010.

Typically, of the maximum performance bonus amount that an eligible named executive officer may earn pursuant to the Incentive Compensation Plan, pre-determined percentages of such amount are contingent upon:

•	exceeding certain corporate goals for the applicable year; and

•	the achievement by the eligible named executive officer of certain individual goals for the corresponding year within such named executive officer’s sphere of influence.

During the first quarter of each year, our senior management typically makes recommendations to the Compensation Committee regarding the percentage allocations to be made among the above-described categories for the year based upon its determinations as to the relative importance which the goals in each such category bear to the goals in the other categories with respect to the achievement of our business plan for the applicable year. In addition, for each category which contains multiple goals, our senior management also typically makes recommendations to the Compensation Committee regarding the percentage allocations among the goals within each such category based upon its determinations as to the relative importance which the goals in each such category bear to the other goal(s) in such category with respect to the achievement of our business plan for the applicable year. The Compensation Committee typically takes into account these recommendations from our senior management due to the fact that the members of our senior management are primarily responsible for the establishment of our business plan each year.

By approving the Incentive Compensation Plan in the first quarter of each year, the Compensation Committee and our senior management may examine the performance of each of our eligible named executive officers during the previous year, establish performance goals for our eligible named executive officers relative to such performance, as well as determine the financial performance targets for the new fiscal year based in part upon the previous year’s performance.

The Compensation Committee typically meets annually to determine, among other things, whether performance bonuses are to be paid under the Incentive Compensation Plan to any of our eligible named executive officers based upon our achievement, or any eligible named executive officer’s individual achievement, as applicable, of any performance objective of the Incentive Compensation Plan during the previous year (provided that performance bonuses awardable pursuant to metrics that are determined on a quarterly basis are considered by the Compensation Committee at their quarterly meetings). In 2010, the only performance bonuses considered at the Compensation Committee’s quarterly meetings were those awardable pursuant to the aggregate acquisition transaction value target discussed below. The payment of performance bonuses, if any, to the eligible named executive officers is normally made, subject to payroll taxes and tax withholdings, in the pay period immediately following the date of such determination by the Compensation Committee.

The Incentive Compensation Plan represents the Compensation Committee’s determination that, although a substantial portion of the performance bonus opportunity for our eligible named executive officers should be dependent on measures which are reflective of our overall financial performance, the Incentive Compensation Plan should also reward the individual contributions of each eligible named executive officer to the achievement of elements of our business plan which are within such individual’s sphere of influence. In determining the corporate and individual performance metrics under our Incentive Compensation Plan, the Compensation Committee endeavors to undertake a thoughtful process to establish performance metrics that will reflect a balanced approach for measuring annual Company performance. This process typically includes a general review of publicly-available information with respect to similar programs utilized by the companies in our peer group and discussions with research analysts covering our industry and Company stockholders as to the best measures for measuring the performance and valuations of companies in our industry. During the first quarter of 2010, the Compensation Committee met five times during which it considered the most appropriate performance targets for the 2010 fiscal year and whether adjustments should be made to the structure of the Incentive Compensation Plan, in light of the objectives which the Compensation Committee has established for our executive compensation program.

Corporate Goals.  Of the maximum performance bonus amount that an eligible named executive officer may earn pursuant to the Incentive Compensation Plan, a pre-determined percentage of that amount is typically contingent on our achievement of certain objectively verifiable measures for our performance for the applicable year. These corporate goals are typically approved by the Compensation Committee in the first quarter of each fiscal year based upon the recommendations of our senior management regarding certain initiatives and the corresponding measures therefor which our senior management believes are directly related to the achievement of our business plan for that year. Typically, two or three distinct corporate goals are established and of the percentage of the maximum performance bonus amount that is contingent on the achievement of such corporate goals, varying percentages of such amount are allocated by the Compensation Committee to each corporate goal.

Under the Incentive Compensation Plan for 2010, our eligible named executive officers were entitled to receive a performance bonus equal to a maximum of 20% (25% for our Chief Executive Officer) of their respective base salaries for the year based upon our achievement of two distinct corporate goals with respect to Cash From Facility Operations, or CFFO, per share and Adjusted EBITDAR. The table below sets forth the target performance bonus opportunities of our eligible named executive officers under the Incentive Compensation Plan for 2010 with respect to the achievement of corporate goals.

Named Executive Officer	% of Base Salary	Amount

Lawrence A. Cohen	25%	$161,412
Keith N. Johannessen	20%	$76,096
Ralph A. Beattie	20%	$71,044

CFFO Per Share.  First, of the maximum bonus percentage attributable to the achievement of corporate goals, 12% (13% for our Chief Executive Officer) was based on the Company’s achievement of a CFFO per outstanding share target during 2010, which was viewed as a very challenging performance target (particularly given the existing market and economic conditions). For purposes of the Incentive Compensation Plan for 2010, CFFO was defined as net cash provided by (used in) operating activities adjusted for changes in operating assets and liabilities and recurring capital expenditures. Recurring capital expenditures included expenditures capitalized in accordance with GAAP that were funded from reserves pursuant to the Company’s mortgage loans and leases.

The targeted level of performance under the CFFO portion of the Incentive Compensation Plan for 2010 was CFFO per share of $0.64, which was based on the Company’s internal business plan. Achievement of the minimum threshold level of CFFO performance under the Incentive Compensation Plan for 2010 would result in our eligible named executive officers receiving a bonus equal to 12% (13% for our Chief Executive Officer) of their respective base salaries paid for the year. If the Company did not achieve the CFFO per share target, no amounts would be paid to the eligible named executive officers with respect to this bonus opportunity.

The following table sets forth the cash performance bonus opportunities of our eligible named executive officers under the Incentive Compensation Plan for 2010 with respect to the CFFO per share goal. As the Company achieved CFFO per share of $0.74 for 2010, which was approximately 115% of the target amount, the target was achieved and the amounts below were awarded to such named executive officers.

Named Executive Officer	Bonus as % of Base Salary	Amount

Lawrence A. Cohen	13%	$83,934
Keith N. Johannessen	12%	$45,658
Ralph A. Beattie	12%	$42,627

Adjusted EBITDAR.  Second, of the maximum bonus percentage attributable to the achievement of corporate goals, 8% (12% for our Chief Executive Officer) was based on the Company’s achievement of Adjusted EBITDAR target during 2010, which was viewed as a challenging performance target (again, given the existing market and economic conditions). For purposes of the Incentive Compensation Plan for 2010, Adjusted EBITDAR was defined as income from operations before provision for income taxes, interest, depreciation and amortization (including non-cash charges), facility lease expense, non-cash compensation expense, and provision for bad debt.

The targeted level of performance under the Adjusted EBITDAR portion of the Incentive Compensation Plan for 2010 was $63,165,118, which was based on the Company’s internal business plan. Achievement of 95% of the Adjusted EBITDAR performance under the Incentive Compensation Plan for 2010 would result in 95% of the portion of the award subject to the Adjusted EBITDAR target being earned by our eligible named executive officers. Achievement of the minimum threshold level of Adjusted EBITDAR performance under the Incentive Compensation Plan for 2010 would result in between 95% and 100% of the portion of the award subject to the Adjusted EBITDAR target being earned, subject to proration based on the actual Adjusted EBITDAR results reported for 2010. If the Company did not achieve 95% of the Adjusted EBITDAR target, no amounts would be paid to the eligible named executive officers with respect to this bonus opportunity.

The following tables set forth the cash performance bonus opportunities of our eligible named executive officers under the Incentive Compensation Plan for 2010 with respect to the Adjusted EBITDAR target. As the Company achieved Adjusted EBITDAR of $68,602,000 for 2010, which equaled approximately 109% of the target amount, the target was achieved and the amounts listed below at the 100% level were awarded to such named executive officers.

Lawrence A. Cohen

	% of Adjusted	Bonus as %
Adjusted EBITDAR	EBITDAR Target	of Base Salary	Amount

60,006,862	95%	11.4%	$73,604
63,165,118	100%	12%	$77,478

Keith N. Johannessen

	% of Adjusted	Bonus as %
Adjusted EBITDAR	EBITDAR Target	of Base Salary	Amount

60,006,862	95%	7.6%	$28,916
63,165,118	100%	8%	$30,438

Ralph A. Beattie

	% of Adjusted	Bonus as %
Adjusted EBITDAR	EBITDAR Target	of Base Salary	Amount

60,006,862	95%	7.6%	$26,997
63,165,118	100%	8%	$28,418

Excess CFFO Per Share.  Under the Incentive Compensation Plan for 2010, our eligible named executive officers were also eligible to receive an additional award in excess of the target bonus amounts of up to 26% (36% for CEO) of their respective base salaries for the year (in the amounts set forth in the tables below) to the extent the above CFFO per share target, or $0.64 per share, was exceeded by at least 5%, or $0.67 per share. If the Company’s actual CFFO per share did not exceed the target CFFO per share amount by 5%, no amounts would be paid to the eligible named executive officers with respect to this additional bonus. With respect to the amounts listed below, (1) the awards at the 105% and 110% CFFO per share Excess levels were payable in cash and (2) the awards listed at the 115%, 120% and 125% CFFO per share excess levels were payable as follows (i) 50% of the award in cash and (ii) 50% of the award in a grant of the Company’s common stock, which vests in three annual installments of 33%, 34% and 34%.

As the Company achieved CFFO per share of $0.74 for 2010, which equaled approximately 115.6% of the target amount of CFFO per share of $0.64, each eligible named executive officers received the amounts listed at the 115% level below. As discussed above, 50% of the award was payable in cash and 50% of the award was payable in a grant of the Company’s common stock, which vests in three annual installments of 33%, 34% and 34%.

Lawrence A. Cohen

	CFFO Per Share	Bonus as %
CFFO Per Share	Excess of Target	of Base Salary	Amount

0.67	105%	7.2%	$46,487
0.70	110%	14.4%	$92,973
0.74	115%	21.6%	$139,460
0.77	120%	28.8%	$185,946
0.80	125%	36.0%	$232,433

Keith N. Johannessen

	CFFO Per	Bonus as %
CFFO Per Share	Share Excess	of Base Salary	Amount

0.67	105%	5.2%	$19,785
0.70	110%	10.4%	$39,570
0.74	115%	15.6%	$59,355
0.77	120%	20.8%	$79,140
0.80	125%	26.0%	$98,925

Ralph A. Beattie

	CFFO Per	Bonus as %
CFFO Per Share	Share Excess	of Base Salary	Amount

0.67	105%	5.2%	$18,471
0.70	110%	10.4%	$36,943
0.74	115%	15.6%	$55,414
0.77	120%	20.8%	$73,886
0.80	125%	26.0%	$92,357

Individual Goals.  Of the maximum performance bonus amount that an eligible named executive officer may earn pursuant to the Incentive Compensation Plan, a pre-determined percentage of that amount is typically contingent on the achievement by the eligible named executive officer of certain objectively verifiable individual goals for the corresponding year within such named executive officer’s sphere of influence. These individual goals are typically approved by the Compensation Committee in the first quarter of each fiscal year based upon the recommendations of our senior management regarding certain initiatives and the corresponding measures therefor which our senior management believes are directly related to the achievement of our business plan for that year. Typically, several distinct individual goals are established for each eligible named executive officer and of the percentage of the maximum performance bonus amount that is contingent on the achievement of such individual goals, varying percentages of such amount are allocated by the Compensation Committee based upon the recommendations of our senior management to each individual goal.

Under the Incentive Compensation Plan for 2010, our eligible named executive officers were eligible to receive a cash performance bonus equal to a maximum of 12% (14% for our Chief Executive Officer) of their respective base salaries for the year based upon the achievement of such individual goals. The table below sets forth the performance bonus opportunities of our eligible named executive officers under the Incentive Compensation Plan for 2010 with respect to the achievement of individual goals.

Named Executive Officer	% of Base Salary	Amount

Lawrence A. Cohen	14%	$90,390
Keith N. Johannessen	12%	$45,658
Ralph A. Beattie	12%	$42,627

Lawrence A. Cohen

CFFO Per Share.  With respect to our Chief Executive Officer, first, of the maximum cash bonus percentage attributable to the achievement of individual goals, 9% was based on the Company’s achievement of CFFO per share targets during 2010, upon the same terms and conditions as described above regarding the corporate goals portion of the Incentive Compensation Plan for 2010. Accordingly, achievement of the minimum threshold level of CFFO performance under the Incentive Compensation Plan for 2010, or CFFO per share of $0.64, would result in our Chief Executive Officer receiving a bonus equal to 9% of his base salary paid for the year. If the Company did not achieve the CFFO per share target, no amounts would be paid to Mr. Cohen with respect to this bonus opportunity.

The following table sets forth the performance bonus opportunity of Mr. Cohen under the Incentive Compensation Plan for 2010 with respect to his individual CFFO per share goal. As the Company achieved CFFO per share of $0.74 for 2010, the target was achieved and the amount listed below was awarded to Mr. Cohen.

	Bonus as %
CFFO Per Share Target	of Base Salary	Amount

$0.64	9%	$58,108

Aggregate Value of Transactions.  Second, of the maximum cash bonus percentage attributable to the achievement of individual goals, 5% was based on the achievement of a target aggregate transaction value of $100,000,000 with respect to senior housing communities acquired by the Company during 2010, excluding any acquisition of the Company’s wholly-owned communities. 33% of such goal would be realized upon the Company’s acquisition of an aggregate of $50,000,000 of senior housing communities during 2010 and 66% of such goal would be realized upon the Company’s acquisition of an aggregate of $75,000,000 of senior housing communities during 2010. If the Company did not acquire an aggregate of at least $50,000,000 of senior housing communities, no amounts would be paid to Mr. Cohen with respect to this bonus opportunity.

The following table sets forth below the performance bonus opportunity of Mr. Cohen under the Incentive Compensation Plan for 2010 with respect to the acquisition aggregate transaction value goal. As the Company acquired senior housing communities with an aggregate transaction value of $188,550,000 during 2010, the target was achieved and the amount listed below at the $100,000,000 aggregate transaction value level was awarded to Mr. Cohen.

Aggregate	% of Target	Bonus as a % of
Transaction Value	Bonus	Base Salary	Amount

$50,000,000	33%	1.7%	$10,976
$75,000,000	66%	3.3%	$21,306
$100,000,000	100%	5%	$32,282

Keith N. Johannessen

Facility NOI.  With respect to our President and Chief Operating Officer, of the maximum cash bonus percentage attributable to the achievement of individual goals, 6% was based on facility net operating income, or Facility NOI. Facility NOI was defined as facility resident revenue less facility operating expenses, not including management fees, taxes and insurance, in the Company’s 2010 business plan. The targeted level of performance under the Facility NOI portion of award for 2010 was $83,853,000, which was based on the Company’s internal business plan. Achievement of the minimum threshold level of Facility NOI performance under the Incentive Compensation Plan for 2010 would result in our President and Chief Operating Officer receiving a bonus equal to 6% of his base salary paid for the year. If the Company did not achieve the Facility NOI target, no amounts would be paid to Mr. Johannessen with respect to this bonus opportunity.

The following table sets forth the performance bonus opportunity of Mr. Johannessen under the Incentive Compensation Plan for 2010 with respect to the Facility NOI target. As the Company achieved Facility NOI of $88,468,092 for 2010, the target was achieved and the amount listed below was awarded to Mr. Johannessen.

	Bonus as %
Facility NOI	of Base Salary	Amount

$83,853,000	6%	$22,829

Resident Satisfaction.  Second, of the maximum cash bonus percentage attributable to the achievement of individual goals, 6% was based on resident satisfaction. Resident satisfaction is surveyed each year in our communities. The receipt of a 93% or higher favorable rating on all properties would result in 100% of the portion of the award subject to resident satisfaction being earned by our President and Chief Operating Officer. If the Company did not achieve resident satisfaction percentage target, no amounts would be paid to Mr. Johannessen with respect to this bonus opportunity.

The following table sets forth the performance bonus opportunity of Mr. Johannessen under the Incentive Compensation Plan for 2010 with respect to resident satisfaction. As the Company achieved resident satisfaction of 95% for 2010, the target was achieved and the amount listed below was awarded to Mr. Johannessen.

	Bonus as %
Resident Satisfaction	of Base Salary	Amount

93%	6%	$22,829

Ralph A. Beattie

Controllable G&A.  With respect to our Chief Financial Officer, of the maximum cash bonus percentage attributable to the achievement of individual goals, 4% was based on the budget for controllable general and administrative expense categories — accounting, finance, payroll/benefits, information systems, investor relations and administration, or Controllable G&A Categories. The targeted budget under the Controllable G&A Categories portion of the award for 2010 was $7,265,000, which was based on the Company’s internal business plan. Achievement of a Controllable G&A Categories budget under the Incentive Compensation Plan for 2010, as reported in the Company’s Annual Report on Form 10-K, would result in our Chief Financial Officer receiving a bonus equal to 4% of his base salary for the year. If the Company did not achieve the Controllable G&A Categories budget, no amounts would be paid to Mr. Beattie with respect to this bonus opportunity.

The following table sets forth the performance bonus opportunity of Mr. Beattie under the Incentive Compensation Plan for 2010 with respect to the Controllable G&A target budget. As the Company’s Controllable G&A for 2010 was $5,928,040, the target budget was achieved and the amount listed below was awarded to Mr. Beattie.

	Bonus as %
Controllable G&A	of Base Salary	Amount

$83,853,000	4%	$14,209

Corporate Insurance Premiums.  Second, of the maximum cash bonus percentage attributable to the achievement of individual goals, 2% was based on corporate insurance. Limiting aggregate growth in policy premiums to no more than a 5% increase over the previous policy period on comparable policies for all insurance except workers compensation, health and dental insurance would result in 100% of the portion of the award subject to corporate insurance being earned by our Chief Financial Officer. If the Company did not achieve target limitation with respect to the aggregate growth in corporate insurance policy premiums, no amounts would be paid to Mr. Beattie with respect to this bonus opportunity.

The following table sets forth the performance bonus opportunity of Mr. Beattie under the Incentive Compensation Plan for 2010 with respect to the target limitation on corporate insurance premiums. As the Company’s corporate insurance premiums for 2010 were 17.2% less than those for 2009, the target was achieved and the amount listed below was awarded to Mr. Beattie.

% Growth in Insurance	Bonus as %
Premiums	of Base Salary	Amount

Less than 5%	2%	$7,104

Property Tax Reductions.  Third, of the maximum cash bonus percentage attributable to the achievement of individual goals, 2% was based on property tax reductions on our owned and leased communities. Property Tax Reductions was defined as a reduction in property tax based on the taxing authority’s tax rate applied to the difference between the appraised value by the taxing authorities and the value of property reached by agreement or appeal or by litigation. If the appeal process or litigation extended beyond March 31, 2011, the property consultant’s written opinion of the tax reduction would be used. A Property Tax Reduction of $150,000 for 2010 would result in 100% of the portion of the award subject to property tax reductions being earned by our Chief Financial Officer. If the Company did not achieve the Property Tax Reduction target, no amounts would be paid to the Mr. Beattie with respect to this bonus opportunity.

The following table sets forth the performance bonus opportunity of Mr. Beattie under the Incentive Compensation Plan for 2010 with respect to Property Tax Reductions target. As the Company achieved Property Tax Reductions of $194,012 for 2010, the target was achieved and the amount listed below was awarded to Mr. Beattie.

	Bonus as %
Property Tax Reductions	of Base Salary	Amount

$150,000	2%	$7,104

Aggregate Value of Transactions.  Fourth, of the maximum cash bonus percentage attributable to the achievement of individual goals, 2% was based on the achievement of a target aggregate transaction value of $100,000,000 with respect to senior housing communities acquired by the Company during 2010, excluding any acquisition of the Company’s wholly-owned communities. 33% of such goal would be realized upon the Company’s acquisition of an aggregate of $50,000,000 of senior housing communities during 2010 and 66% of such goal would be realized upon the Company’s acquisition of an aggregate of $75,000,000 of senior housing communities during 2010. If the Company did not acquire an aggregate of at least $50,000,000 of senior housing communities, no amounts would be paid to Mr. Beattie with respect to this bonus opportunity.

The following table sets forth below the performance bonus opportunity of Mr. Beattie under the Incentive Compensation Plan for 2010 with respect to the acquisition aggregate transaction value goal. As the Company acquired senior housing communities with an aggregate transaction value of $188,550,000 during 2010, the target was achieved and the amount listed below at the $1,000,000 aggregate transaction value level was awarded to Mr. Beattie.

Aggregate		Bonus as a %
Transaction Value	% of Target Bonus	of Base Salary	Amount

$50,000,000	33%	0.7%	$2,486
$75,000,000	66%	1.3%	$4,618
$100,000,000	100%	2%	$7,104

Mortgage Financing.  Fifth, of the maximum cash bonus percentage attributable to the achievement of individual goals, 2% was based on securing mortgage financing for acquisitions of senior housing communities. Upon the closing of an acquisition of at least one senior housing community in 2010 with mortgage financing secured by our Chief Financial Officer, 100% of the portion of the award subject to acquisition financing would be earned by our Chief Financial Officer. If the Company did not achieve the acquisition financing target, no amounts would be paid to the Mr. Beattie with respect to this bonus opportunity.

The following table sets forth the performance bonus opportunity of Mr. Beattie under the Incentive Compensation Plan for 2010 with respect to the acquisitions financing target. As the Company did not acquire at least one senior housing community in 2010 with mortgage financing secured by Mr. Beattie, the target was not achieved and the amount listed below was not awarded to Mr. Beattie.

Senior Housing Communities
Acquired	Bonus as %
with Mortgage Financing	of Base Salary	Amount

At least one	2%	$7,104

Other Named Executive Officers.  Messrs. Brickman and Goodpaster do not participate in the Incentive Compensation Plan, but the Compensation Committee has retained the ability to award annual cash performance bonuses to such named executive officers in its discretion pursuant to the terms of their employment agreements. The determination as to whether Messrs. Brickman and Goodpaster will receive a cash performance bonus with respect to a particular year is typically made by the Compensation Committee in the first quarter of the following year. In determining whether Messrs. Brickman and Goodpaster are entitled to receive a cash performance bonus, and if so, in what amount, the Compensation Committee typically reviews our financial performance for the relevant fiscal year, the past performance of each, total cash compensation necessary to retain top executive talent, and the budget for their respective internal departments. The Compensation Committee does not believe that the Incentive Compensation Plan is an appropriate method by which to determine the cash performance bonus which Messrs. Brickman and Goodpaster are entitled to receive each year, since the Incentive Compensation Plan has historically been heavily dependent upon measures which are related to the achievement of our business plan. The Compensation Committee does not believe that, in their capacities as our Vice President — General Counsel and Vice President — National Marketing, respectively, Messrs. Brickman and Goodpaster are in positions to influence the achievement of our business plan each year in the same manner as our other named executive officers.

For a further description of the cash performance bonuses paid to our named executive officers for 2010, please refer to the Summary Compensation Table beginning on page 31 of this proxy statement.

LONG-TERM INCENTIVES

On May 8, 2007, the date of the 2007 Annual Stockholders Meeting, the stockholders approved the 2007 Stock Incentive Plan, which we refer to as the “2007 Stock Incentive Plan.” Upon approval of the 2007 Stock Incentive Plan, the 1997 Stock Incentive Plan terminated and no additional awards will be granted under that plan. Awards granted thereunder may be made at such times and upon such vesting and other conditions as determined by the Compensation Committee, and may be made in the form of stock options, restricted share awards, stock appreciation rights, or SARs, cash awards and performance-based equity and cash awards. Pursuant to the terms of the 2007 Stock Incentive Plan, the Chief Executive Officer and each of the four highest paid employees as of December 31, 2010 are not eligible to receive awards under the 2007 Stock Option Plan in any fiscal year exceeding 100,000 shares.

The Compensation Committee has historically granted long-term incentive awards to our named executive officers on a case-by-case basis in connection with certain events which it determined have positively impacted our performance and/or increased stockholder value, and which it determined were substantially attributable to the performance of an individual named executive officer in his or her position with us. The Compensation Committee has also historically granted long-term incentive awards to our named executive officers in connection with events which have increased the number of outstanding shares of our common stock, so that our named executive officers maintained a relatively proportionate ownership interest in our equity after giving effect to such event as existed before such event. During 2010, except as described below pursuant to the Incentive Compensation Plan, the Compensation Committee determined not to grant any equity awards to our named executive officers. In making this determination, the Compensation Committee considered the total mix of compensation opportunity available to each of our named executive officers in 2010, including their base salaries and eligibility to receive cash incentive awards and other bonuses. The Compensation Committee also considered each of our named executive officers’ current stock ownership in the Company and determined that such level of stock ownership sufficiently aligned the interests of our named executive officers with those of our other stockholders. In March 2011, as a result of the Company’s achievement of the excess CFFO per share performance target under the Incentive Compensation Plan, Messrs. Cohen, Johannessen and Beattie were awarded 2,787, 1,186 and 1,107 shares of restricted stock, respectively. These shares of restricted stock vest in three installments of 33%, 33% and 34% on March 1, 2012, March 1, 2013 and March 1, 2014, respectively.

In determining the amount and types of long-term incentive awards to be granted to our named executive officers, the Compensation Committee primarily relies upon:

•	objective data with respect to the size and/or the financial impact of the transaction(s), if any, giving rise to such long-term incentive award;

•	its own judgment with respect to the contributions of our named executive officers to such transaction(s) giving rise to the long-term incentive award, if any, which may involve input from members of our senior management;

•	publicly-available information with respect to long-term incentive awards paid to named executive officers at companies in our peer group;

•	the amount of equity held by each named executive officer; and

•	the amount of cash compensation, in the form of base salary and cash performance bonus, that each named executive officer is eligible to earn for the relevant fiscal year.

For a description of the long-term incentives awarded to our named executive officers for 2010, please refer to the Grants of Plan-Based Awards Table beginning on page 35 of this proxy statement.

SEVERANCE ARRANGEMENTS

We have entered into employment agreements with each of our named executive officers which, among other things, provide for severance benefits to be paid upon the happening of certain events. Our employment agreements with Messrs. Brickman, Cohen, Johannessen and Goodpaster were each entered into in connection with our initial public offering in 1997. Leading up to our initial public offering, our Board of Directors, based upon input received from our legal counsel and legal counsel for our underwriters, determined that it was in our best interests to implement a company-wide severance plan structure, whereby severance benefits would be paid in certain events to members of our executive and senior management, including such named executive officers. Accordingly, our Board of Directors relied in large part upon both input received from such legal counsel as well as publicly-available information with respect to the severance practices of similarly-situated companies in order to determine which measures to use to calculate the amounts payable upon the happening of certain events as well as the selection of the types of events which would trigger a payment obligation under our severance plan structure.

Upon the commencement of his employment with us in 1999, we entered into an employment agreement with Mr. Beattie. In the course of negotiating Mr. Beattie’s employment agreement, we relied upon publicly-available information with respect to the severance practices of the companies in our peer group in order to determine which measures to use to calculate the amounts payable upon the happening of certain events as well as the selection of the types of events which would trigger a payment obligation in the event that Mr. Beattie’s employment with us is severed. In addition, the Compensation Committee also sought to achieve a degree of consistency with respect to the severance benefits available to our other named executive officers.

The Compensation Committee believes that such severance benefits advance the objectives which the Compensation Committee has identified for our executive compensation program by facilitating our ability to employ, retain and reward executives who are capable of leading us to the achievement of our business objectives.

In addition, the Compensation Committee believes that the formalization of our severance practices benefits us by providing certainty in terms of our obligations to our named executive officers in the event that our relationship with such individuals is severed.

Any time that the Compensation Committee considers the amount and mix of total compensation to be paid to our named executive officers it considers, among other things, the severance payments to which each named executive officer would be entitled to receive on the occurrence of the specified events. The Compensation Committee considers such information a relevant factor in analyzing proposed compensation arrangements, including raises in salary, bonus opportunities and grants of long-term incentive awards.

For a more detailed description of the severance arrangements which apply to our named executive officers, please refer to “Termination of Employment and Change in Control Arrangements” beginning on page 37 of this proxy statement.

PERQUISITES AND OTHER PERSONAL BENEFITS

Our named executive officers are eligible to participate in certain benefit plans generally available to all of our employees. The benefits available are the same for all of our employees, including our named executive officers, and include medical and dental coverage, long-term disability insurance and supplemental life insurance.

In addition, all of our employees, including our named executive officers, are eligible to participate in our 401(k) plan, which represents the only retirement benefit which we provide to our named executive officers. We may make discretionary matching cash contributions to the 401(k) plan in the amount of 100% of the named executive officer’s contributions, up to an amount not to exceed 2% of the named executive officer’s base salary. In establishing the amount of cash contributions made by our named executive officers to the 401(k) plan which we will match, we rely on publicly-available information with respect to the practices employed by the companies in our peer group.

Historically, our executive compensation program has contained limited perquisites. Other than the receipt of an automobile allowance by Mr. Cohen of approximately $500 per month, our named executive officers did not receive any special perquisites during 2010.

The Compensation Committee has determined to offer the above-described perquisites and other personal benefits in order to attract and retain our named executive officers by offering compensation opportunities that are competitive with those offered by similarly-situated companies in the senior living industry. In determining the total compensation payable to our named executive officers for a given fiscal year, the Compensation Committee will examine such perquisites and other personal benefits in the context of the total compensation which our named executive officers are eligible to receive. However, given the fact that such perquisites and other personal benefits which are available to our named executive officers represent a relatively insignificant portion of their total compensation, the availability of such items does not materially influence the decisions made by the Compensation Committee with respect to other elements of the total compensation to which our named executive officers are entitled or awarded. For a description of the perquisites and other personal benefits received by our named executive officers during 2010, please refer to the Summary Compensation Table beginning on page 31 of this proxy statement.

The foregoing discussion describes the compensation objectives and policies which were utilized with respect to our named executive officers during 2010. In the future, as the Compensation Committee continues to review each element of the executive compensation program with respect to our named executive officers, the objectives of our executive compensation program, as well as the methods which the Compensation Committee utilizes to determine both the types and amounts of compensation to award to our named executive officers, may change.

Compensation Committee Report on Executive Compensation

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management and, based upon such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the proxy statement on Schedule 14A related to the Annual Meeting, for filing with the SEC.

Compensation Committee

James A. Moore, Chairman
Craig F. Hartberg
Peter L. Martin

Summary Compensation Table

The following table summarizes the compensation earned by our named executive officers in 2010, 2009 and 2008. The table specifically identifies the dollar value of compensation related to 2010, 2009 and 2008 earned by such named executive officers in the form of:

•	base salary, which is paid in cash;

•	cash performance bonus, with respect to Messrs. Brickman and Goodpaster;

•	non-equity incentive plan compensation, listing the aggregate dollar value of awards earned by our named executive officers under our Incentive Compensation Plan for 2010, 2009 and 2008, and

•	all other compensation, which includes amounts paid by us to the named executive officers as matching contributions under our 401(k) plan.

Other than Messrs. Brickman and Goodpaster, our named executive officers were not entitled to receive payments which would be characterized as “Bonus” payments for purposes of the Summary Compensation Table for 2010, 2009 and 2008. Amounts listed under “Non-Equity Incentive Plan Compensation,” represent cash performance bonus awards earned by our named executive officers for 2010, 2009 and 2008 pursuant to our Incentive Compensation Plan.

Based on the base salaries of our named executive officers for 2010, “Salary” accounted for approximately 62%, 67%, 67%, 77% and 81% of the total compensation of Messrs. Cohen, Johannessen, Beattie, Brickman and Goodpaster, respectively, while cash performance bonuses earned by our named executive officers, whether pursuant to our Incentive Compensation Plan for 2010 or otherwise, accounted for approximately 38%, 32%, 31%, 22% and 12% of the total compensation of Messrs. Cohen, Johannessen, Beattie, Brickman and Goodpaster, respectively. Based on the base salaries of our named executive officers for 2009, “Salary” accounted for approximately 38%, 35%, 46%, 63% and 76% of the total compensation of Messrs. Cohen, Johannessen, Beattie, Brickman and Goodpaster, respectively, while cash performance bonuses earned by our named executive officers, whether pursuant to our Incentive Compensation Plan for 2009 or otherwise, accounted for approximately 36%, 26%, 32%, 14% and 10% of the total compensation of Messrs. Cohen, Johannessen, Beattie, Brickman and Goodpaster, respectively. Based on the base salaries of our named executive officers for 2008, “Salary” accounted for approximately 68%, 71%, 66% and 80% of the total compensation of Messrs. Cohen, Johannessen, Beattie and Brickman, respectively, while cash performance bonuses earned by our named executive officers, whether pursuant to our Incentive Compensation Plan for 2008 or otherwise, accounted for approximately 31%, 27%, 32% and 18% of the total compensation of Messrs. Cohen, Johannessen, Beattie and Brickman, respectively. Mr. Goodpaster was not one of our named executive officers for 2008, and accordingly, information with respect to Mr. Goodpaster’s compensation for such year is not provided.

Summary Compensation Table

					Non-Equity
				Stock	Incentive Plan		All Other
		Salary	Bonus	Awards	Compensation		Compensation	Total
Name and Principal Position	Year	($)	($)	($)(1)	($)		($)(2)	($)

Lawrence A. Cohen,	2010	$645,646	—	$23,243	$368,018	(3)	$6,000	$1,042,907
Vice Chairman of the	2009	$436,558	—	$300,300	$406,173	(4)	$6,000	$1,143,037
Board and Chief Executive Officer	2008	$422,173	—	—	$189,053	(5)	$6,000	$617,226
Keith N. Johannessen,	2010	$380,481	—	$9,893	$171,216	(6)	$8,250	$569,840
President and Chief	2009	$278,538	—	$300,300	$209,023	(7)	$7,384	$795,245
Operating Officer	2008	$269,360	—	—	$103,451	(8)	$7,750	$380,515
Ralph A. Beattie,	2010	$355,221	—	$9,236	$152,745	(9)	$9,722	$526,924
Executive Vice President	2009	$260,050	—	$115,500	$183,699	(10)	$7,289	$566,538
and Chief Financial Officer	2008	$251,481	—	—	$119,509	(11)	$7,020	$378,009
David R. Brickman,	2010	$209,557	$60,000	—	—		$4,191	$273,748
Vice President — General	2009	$203,622	$45,000	$69,300	—		$4,072	$321,994
Counsel and Secretary	2008	$196,506	$45,000	—	—		$3,930	$245,436
Robert L. Goodpaster,	2010	$158,082	$22,000	—	—		$1,200	$181,282
Vice President — National Marketing	2009	$153,605	$20,000	$27,720	—		$1,200	$202,525

(1)	Amounts reflect the aggregate fair value of awards of restricted stock computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718 (formerly, FASB Statement 123R, “ASC 718”). Assumptions used in the calculation of these amounts are included in footnote 10 to our audited financial statements for the fiscal year ended December 31, 2010 included in our Annual Report on Form 10-K filed with the SEC on March 14, 2011. The shares of restricted stock reflected in this column for 2010 were granted on March 1, 2011 under the 2007 Stock Incentive Plan as a result of the achievement of a performance target by the Company under the Incentive Compensation Plan for 2010 and vest in equal installments of 33%, 33% and 34% on March 1, 2012, March 1, 2013, and March 1, 2014, respectively. The shares of restricted stock reflected in this column for 2009 were granted on January 5, 2009 pursuant to the 2007 Stock Incentive Plan and vest in equal installments of 33%, 33% and 34% on January 5, 2010, January 5, 2011 and January 5, 2012, respectively.

(2)	The amounts in this column reflects auto allowances with respect to Mr. Cohen only and annual contributions or other allocations by us to our 401(k) plan with respect to our other named executive officers.

(3)	This amount reflects Mr. Cohen’s cash performance bonus pursuant to our Incentive Compensation Plan for 2010. Mr. Cohen’s target cash performance bonus under our Incentive Compensation Plan for 2010 was established at 39% of his annual base salary and Mr. Cohen’s maximum cash performance under our Incentive Compensation Plan for 2010 was established at 75% of his annual base salary. Since the Company achieved the CFFO per outstanding share and adjusted EBITDAR targets under the Incentive Compensation Plan for 2010, Mr. Cohen earned $161,412, or 25% of his annual base salary. Since Mr. Cohen achieved each of his individual goals under the Incentive Compensation Plan for 2010 related to CFFO per outstanding share and acquisitions, Mr. Cohen earned an additional $90,390, or 14% of his annual base salary. Since the Company exceeded its CFFO per outstanding share goal under the Incentive Compensation Plan for 2010 by approximately 115%, Mr. Cohen also earned $139,459, or 21.6% of his annual base salary of which $23,243 was awarded in restricted Company stock, as reflected in footnote 1 above.

(4)	This amount reflects Mr. Cohen’s cash performance bonus pursuant to our Incentive Compensation Plan for 2009. Mr. Cohen’s target cash performance bonus under our Incentive Compensation Plan for 2009 was established at 100% of his base salary. Since the Company achieved the target amount of earnings per share of its common stock for each quarter of fiscal 2009, Mr. Cohen earned $47,195, $47,667, $48,611, and 48,611, respectively, for the first quarter, second quarter, third quarter, and fourth quarter of fiscal 2009. Since Mr. Cohen exceeded his individual goal for 2009 related to adjusted Cash Flow From Operations (CFFO), Mr. Cohen earned $62,427 or 14.3% of his annual base salary. Since the Company exceeded each of its corporate adjusted CFFO and Earnings before Interest, Taxes, Depreciation, Amortization, and Rent (EBITDAR) goals for 2009, Mr. Cohen earned $167,009 or 38.3% of his annual base salary.

(5)	This amount reflects Mr. Cohen’s cash performance bonus pursuant to our Incentive Compensation Plan for 2008. Mr. Cohen’s target cash performance bonus under our Incentive Compensation Plan for 2008 was established at 100% of his base salary. Since we achieved the target amount of earnings per share of our common stock for the first and second quarters of fiscal 2008, Mr. Cohen earned $45,380 and $45,985, respectively for such quarters. Since we achieved our goals for the relative performance of the price of our common stock for the first and third quarters of fiscal 2008, Mr. Cohen earned $13,408 and $13,944 respectively for such quarters, or a total of 6.5% of his base salary. The Company achieved a portion of our goal for the relative performance of the price of our common stock in the second and fourth quarters of fiscal 2008, therefore the Compensation Committee determined it appropriate to award Mr. Cohen $3,486 and $7,294, respectively for such quarters, or a total of 2.5% of his base salary. Although we did not achieve our goal for the target amount of earnings per share in the third and fourth quarters of fiscal 2008, the Compensation Committee determined it appropriate based on changes in market conditions, changes in business philosophy, and overall trends in the economy to award Mr. Cohen $39,329 and $20,227, respectively for such quarters, or 13.9% of his base salary.

(6)	This amount reflects Mr. Johannessen’s cash performance bonus pursuant to our Incentive Compensation Plan for 2010. Mr. Johannessen’s target cash performance bonus under our Incentive Compensation Plan for 2010 was established at 32% of his annual base salary and Mr. Johannessen’s maximum cash performance under our Incentive Compensation Plan for 2010 was established at 58% of his annual base salary. Since the Company achieved the CFFO per outstanding share and adjusted EBITDAR targets under the Incentive Compensation Plan for 2010, Mr. Johannessen earned $76,096, or 20% of his annual base salary. Since Mr. Johannessen achieved each of his individual goals under the Incentive Compensation Plan for 2010 related to the Company’s net operating income and resident satisfaction, Mr. Johannessen earned an additional $49,658, or 12% of his annual base salary. Since the Company exceeded its CFFO per outstanding share goal under the Incentive Compensation Plan for 2010 by approximately 115%, Mr. Johannessen also earned $59,356, or 15.6% of his annual base salary of which $9,893 was awarded in restricted stock of the Company, as reflected in footnote 1 above.

(7)	This amount reflects Mr. Johannessen’s cash performance bonus pursuant to our Incentive Compensation Plan for 2009. Mr. Johannessen’s target cash performance bonus under our Incentive Compensation Plan for 2009 was established at 75% of his base salary. Since the Company achieved the target amount of earnings per share of its common stock for each quarter of fiscal 2009, Mr. Johannessen earned $22,584, $22,810, $23,262, and $23,262, respectively, for the first quarter, second quarter, third quarter, and fourth quarter of fiscal 2009. Since Mr. Johannessen exceeded his individual goal for 2009 related to measures of the Company’s net operating income and achieved his individual goal for 2009 related to resident satisfaction, Mr. Johannessen earned $41,788, or 15.0% of his base salary. Since the Company exceeded each of its corporate adjusted CFFO and EBITDAR goals for 2009, Mr. Johannessen earned $79,785 or 28.6% of his annual base salary.

(8)	This amount reflects Mr. Johannessen’s cash performance bonus pursuant to our Incentive Compensation Plan for 2008. Mr. Johannessen’s target cash performance bonus under our Incentive Compensation Plan for 2008 was established at 75% of his base salary. Since we achieved the target amount of earnings per share of our common stock for the first and second quarters of fiscal 2008, Mr. Johannessen earned $21,716 and $22,005, respectively for such quarters. Since Mr. Johannessen achieved his individual goals for 2008 related to measures of our net operating income and resident satisfaction, the Compensation Committee determined it appropriate to award Mr. Johannessen $12,538, or 4.6% of his base salary. Since we achieved our goals for the relative performance of the price of our common stock for the first and third quarters of fiscal 2008, Mr. Johannessen earned $6,580 and $6,844, respectively for such quarters, or a total of 5.0% of his base salary. The Company achieved a portion of our goal for the relative performance of the price of our common stock in the second and fourth quarters of fiscal 2008, therefore the Compensation Committee determined it appropriate to award Mr. Johannessen $1,711 and $3,559, respectively for such quarters, or a total of 1.9% of his base salary. Although we did not achieve our goal for the target amount of earnings per share in the third and fourth quarters of fiscal 2008, the Compensation Committee determined it appropriate based on changes in market conditions, changes in business philosophy, and overall trends in the economy to award Mr. Johannessen $18,820 and $9,679, respectively for such quarters, or 10.4% of his base salary.

(9)	This amount reflects Mr. Beattie’s cash performance bonus pursuant to our Incentive Compensation Plan for 2010. Mr. Beattie’s target cash performance bonus under our Incentive Compensation Plan for 2010 was established at 32% of his annual base salary and Mr. Beattie’s maximum cash performance under our Incentive Compensation Plan for 2010 was established at 58% of his annual base salary. Since the Company achieved the CFFO per outstanding share and adjusted EBITDAR targets under the Incentive Compensation Plan for 2010, Mr. Beattie earned $71,045, or 20% of his annual base salary. Since Mr. Beattie achieved his individual goals under the Incentive Compensation Plan for 2010 related to acquisitions and the Company’s corporate expenses, insurance and property taxes, Mr. Beattie earned an additional $35,521, or 10% of his annual base salary. Since the Company exceeded its CFFO per outstanding share goal under the Incentive Compensation Plan for 2010 by approximately 115%, Mr. Beattie also earned $55,415, or 15.6% of his annual base salary of which $9,236 was awarded in restricted stock of the Company, as reflected in footnote 1 above.

(10)	This amount reflects Mr. Beattie’s cash performance bonus pursuant to our Incentive Compensation Plan for 2009. Mr. Beattie’s target cash performance bonus under our Incentive Compensation Plan for 2009 was established at 75% of his base salary. Since the Company achieved the target amount of earnings per share of its common stock for each quarter of fiscal 2009, Mr. Beattie earned $21,085, $21,296, $21,718, and $21,718, respectively, for the first quarter, second quarter, third quarter, and fourth quarter of fiscal 2009. Since Mr. Beattie exceeded his individual goal for 2009 related to measures of our corporate expenses and achieved his individual goal for 2009 related to measures of our insurance and property taxes, Mr. Beattie earned $27,564 or 10.6% of his annual base salary. Since the Company exceeded its corporate adjusted CFFO and EBITDAR goals for 2009, Mr. Beattie earned $74,488 or 28.6% of his annual base salary.

(11)	This amount reflects Mr. Beattie’s cash performance bonus pursuant to our Incentive Compensation Plan for 2008. Mr. Beattie’s target cash performance bonus under our Incentive Compensation Plan for 2008 was established at 75% of his base salary. Since we achieved the target amount of earnings per share of our common stock for the first and second quarters of fiscal 2008, Mr. Beattie earned $20,274 and $20,544, respectively for such quarters. Since Mr. Beattie achieved his individual goals for 2008 related to measures of our corporate expenses, systems implementation and satisfaction, and property taxes, the Compensation Committee determined it appropriate to award Mr. Beattie $34,630, or 13.75% of his base salary. Since we achieved our goals for the relative performance of the price of our common stock for the first and third quarters of fiscal 2008, Mr. Beattie earned $6,144 and $6,389 respectively for such quarters, or a total of 5.0% of his base salary. The Company achieved a portion of our goal for the relative performance of the price of our common stock in the second and fourth quarters of fiscal 2008, therefore the Compensation Committee determined it appropriate to award Mr. Beattie $1,597 and $3,323, respectively for such quarters, or 1.9% of his base salary. Although we did not achieve our goal for the target amount of earnings per share in the third and fourth quarters of fiscal 2008, the Compensation Committee determined it appropriate based on changes in market conditions, changes in business philosophy, and overall trends in the economy to award Mr. Beattie $17,571 and $9,036, respectively for such quarters, or 10.4% of his base salary.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards to the named executive officers in 2010. The estimated possible payouts under non-equity incentive plan awards represent the bonus award opportunities granted to our eligible named executive officers in 2010 under the Incentive Compensation Plan.

All
Other
								Stock	All Other
								Awards:	Option		Closing	Grant
		Estimated Possible Payouts			Estimated Future Payouts			Number	Awards:	Exercise	Market	Date Fair
		Under			Under			of	Number of	or Base	Price	Value of
		Non-Equity Incentive Plan			Equity Incentive Plan			Shares	Securities	Price of	on	Stock and
		Awards(1)			Awards			of Stock	Underlying	Option	Grant	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Date	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($/Sh)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)(2)	(j)	(k)	(l)	(m)

Lawrence A. Cohen	3/29/10	—	$251,802	$477,274	—	—	—	2,787	—	—	—	—
Keith N. Johannessen	3/29/10	—	$121,754	$217,503	—	—	—	1,186	—	—	—	—
Ralph A. Beattie	3/29/10	—	$106,566	$203,066	—	—	—	1,107	—	—	—	—
David R. Brickman	—	—	—	—	—	—	—	—	—	—	—	—
Robert L. Goodpaster	—	—	—	—	—	—	—	—	—	—	—	—

(1)	These columns show the value of the possible payouts of the incentive bonuses under the Incentive Compensation Plan for 2010 for each eligible named executive officer if the target and maximum performance levels are achieved. There were no minimum (or threshold) bonus awards under the Incentive Compensation Plan for 2010 for any of our named executive officers. The potential payout is performance-based and driven by Company and individual performance. The actual amount of the incentive bonuses paid pursuant to the Incentive Compensation Plan for 2010 is shown in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column. Messrs. Brickman and Goodpaster did not participate in the Incentive Compensation Plan for 2010.

(2)	Represents shares of restricted stock awarded as a result of the Company’s achievement of the excess CFFO per share performance target under the Incentive Compensation Plan for 2010. The shares vest in three installments of 33%, 33% and 34% on March 1, 2012, March 1, 2013 and March 1, 2014.

Employment Agreements

We entered into an employment agreement with Mr. Cohen in November 1996 which was subsequently amended in May 1999, August 2002, January 2003, February 2004 and April 2010. Mr. Cohen’s employment agreement is for a term of three years and automatically extends for a two-year term on a consecutive basis, and his compensation thereunder generally consists of (i) a minimum annual base salary of $636,366, subject to annual adjustments, (ii) an annual bonus as determined by the Compensation Committee, and (iii) participation in our employee benefit plans for senior executive officers.

We entered into an employment agreement with Mr. Johannessen in November 1996 which was subsequently amended in June 1999, January 2003 and April 2010. Mr. Johannessen’s employment agreement is for a term of three years and automatically extends for a two-year term on a consecutive basis, and his compensation thereunder generally consists of (i) an annual base salary of $375,006, subject to annual adjustments, (ii) an annual bonus as determined by the Compensation Committee, and (iii) participation in our employee benefit plans for senior executive officers.

We entered into an employment agreement with Mr. Beattie in May 1999 which was subsequently amended in January 2003 and April 2010. Mr. Beattie’s employment agreement is for a term of three years and automatically extends for a two-year term on a consecutive basis, and his compensation thereunder generally consists of (i) an annual base salary of $350,115, subject to annual adjustments, (ii) an annual bonus as determined by the Compensation Committee, and (iii) participation in our employee benefit plans for senior executive officers.

We entered into an employment agreement with Mr. Brickman in December 1996 which was subsequently amended in December 2000 and January 2003. Mr. Brickman’s employment agreement is for a term of three years and automatically extends for a two-year term on a consecutive basis, and the compensation thereunder generally consists of (i) an annual base salary of $146,584, subject to annual adjustments, (ii) an annual bonus as determined by the Compensation Committee, and (iii) participation in our employee benefit plans for senior executive officers.

We entered into an employment agreement with Mr. Goodpaster in December 1996. Mr. Goodpaster’s employment agreement is for a term of two years and automatically extends for a one-year term on a consecutive basis, and the compensation thereunder generally consists of (i) an annual base salary, subject to annual adjustments, (ii) an annual bonus as determined by the Compensation Committee, and (iii) participation in our employee benefit plans for senior executive officers.

For a description of the process by which the annual base salary adjustments and the cash performance bonuses are determined, please refer to “Compensation Discussion and Analysis” beginning on page 16 of this proxy statement.

In addition, each of the above-described employment agreements contains severance provisions which provide for certain payments to be made by us to each such named executive officer upon the occurrence of certain events which result in his employment with us being terminated, including upon a “fundamental change” of us. Included in each employment agreement is a covenant of the employee not to compete with us during the term of his employment and for a period of one year thereafter. For a detailed description of the severance provisions contained in the employment agreements, please refer to “Termination of Employment and Change in Control Arrangements” beginning on page 37 of this proxy statement.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
								Equity
								Incentive	Equity
			Equity					Plan	Incentive
			Incentive					Awards:	Plan Awards:
			Plan					Number of	Market or
			Awards:			Number	Market	Unearned	Payout Value
	Number of	Number of	Number of			of Shares	Value of	Shares,	of Unearned
	Securities	Securities	Securities			or Units	Shares or	Units or	Shares, Units
	Underlying	Underlying	Underlying			of Stock	Units of	Other	or Other
	Unexercised	Unexercised	Unexercised	Option		That	Stock That	Rights	Rights That
	Options	Options	Unearned	Exercise		Have Not	Have Not	That Have	Have Not
	(#)	(#)	Options	Price	Option	Vested	Vested	Not Vested	Vested
Name	Exercisable	Unexercisable	(#)	($)	Expiration	(#)(1)	(#)(2)	(#)	($)

Lawrence A. Cohen	100,000	—	—	$6.30		—	—	—	—
	88,000	—	—	$1.80		—	—	—	—
	—	—	—	—	—	65,325	$437,678	—	—
Keith N. Johannessen	56,540	—	—	$6.30		—	—	—	—
	60,000	—	—	$1.80		—	—	—	—
	—	—	—	—	—	65,325	$437,678	—	—
Ralph A. Beattie	—	—	—	—	—	25,125	$168,338	—	—
David R. Brickman	41,120	—	—	$6.30		—	—	—	—
	24,000	—	—	$1.80		—	—	—	—
	—	—	—	—	—	15,075	$101,003	—	—
Robert L. Goodpaster	5,120	—	—	$6.30		—	—	—	—
	—	—	—	—	—	6,030	$40,401	—	—

(1)	The shares of restricted stock reflected in this column were granted on January 5, 2009 pursuant to the 2007 Stock Incentive Plan and vest in equal installments of 33%, 33% and 34% on January 5, 2010, January 5, 2011 and January 5, 2012, respectively.

(2)	Calculated by reference to the closing price for shares of our common stock on the NYSE on December 31, 2010, which was $6.70.

OPTION EXERCISES AND STOCK VESTED

The following table presents the amounts each named executive officer received in 2010 upon exercise of options and the value realized upon the vesting of restricted stock awards. The value realized on the exercise of options and vesting of restricted stock does not account for the personal tax liability incurred by our named executive officers.

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
Name	on Exercise (#)	on Exercise ($)	on Vesting (#)(1)	on Vesting ($)

Lawrence A. Cohen(2)	34,409	46,284	32,175	166,988
Keith N. Johannessen	—	—	32,175	166,988
Ralph A. Beattie(3)	43,010	67,096	12,375	64,266
David R. Brickman	—	—	7,425	38,536
Robert L. Goodpaster	—	—	2,970	15,414

(1)	Represents shares of restricted stock which vested on January 5, 2010 pursuant to restricted stock awards granted to our named executive officers on January 5, 2009 pursuant to the 2007 Stock Incentive Plan.

(2)	Mr. Cohen exercised 14,409 options on February 1, 2010 acquiring the underlying 14,409 shares at an exercise price of $3.63 and sold such shares at a weighted average market price of $5.00 on February 1, 2010 pursuant to a previously adopted Rule 10b5-1 trading plan. In addition, Mr. Cohen exercised 20,000 options on February 2, 2010 acquiring the underlying 20,000 shares at an exercise price of $3.63 and sold such shares at a weighted average market price of $4.98 on February 2, 2010 pursuant to a previously adopted Rule 10b5-1 trading plan. The options exercised by Mr. Cohen on these two dates were set to expire on February 15, 2010.

(3)	Mr. Beattie exercised 43,010 options on January 4, 2010 acquiring the underlying 43,010 shares at an exercise price of $3.63 and sold such shares at a weighted average market price of $5.13 on January 4, 2010 pursuant to a previously adopted Rule 10b5-1 trading plan. The options exercised by Mr. Beattie on such date were set to expire on February 15, 2010.

TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

Employment Agreements

As previously discussed, we have entered into an employment agreement with each of our named executive officers, which, among other things, provides for severance benefits to be paid upon an involuntary termination of the named executive officer’s employment or the occurrence of certain other events that may affect the named executive officer, with the amounts of such benefits varying based upon such individual’s position with us. In addition, each employment agreement contains a non-competition provision. Certain of the employment agreements which we have entered into with our named executive officers contain provisions with respect to severance benefits and covenants not to compete which are substantially identical to those contained in an employment agreement which we have entered into with another of our named executive officers. Accordingly, the following discussion is separated into sections, with a separate section for each grouping of our named executive officers who have entered into employment agreements with us which contain substantially identical terms with respect to severance benefits and non-competition.

In addition, pursuant to such employment agreements, each named executive officer has agreed that he will not, either during the term of his employment with us or at any time thereafter, divulge, communicate, use to our detriment or for the benefit of another, or make or remove any copies of, our confidential information or proprietary data or information. Such confidentiality obligations do not apply to information which is or becomes generally available to the public other than as a result of disclosure by the named executive officer, is known to him prior to his employment with us from other sources, or is required to be disclosed by law or regulatory or judicial process.

Lawrence A. Cohen

Termination Not in Conjunction with a Fundamental Change.  If we terminate the employment of Mr. Cohen because of death or disability or for any reason other than for “cause,” or if Mr. Cohen voluntary resigns for “good reason,” then Mr. Cohen will be entitled to:

•	receive his base salary plus his annual bonus paid at the rate during the previous 12 months for the balance of the term of his employment agreement, but not less than two years from the date of the notice of termination;

•	retain all of his options to purchase shares of our common stock that have vested; and

•	receive payment of all accrued but unpaid or unused vacation, sick pay and expense reimbursement.

A resignation by Mr. Cohen shall be deemed to be a resignation for “good reason” if the resignation is based on (i) a material diminution in Mr. Cohen’s duties, which is not part of an overall diminution for all of our executive officers, or (ii) our material breach of our obligations to Mr. Cohen under his employment agreement or under our stock incentive plan.

A termination of Mr. Cohen’s employment by us shall be deemed to be “for cause” if it is based upon (i) a final, nonappealable conviction of Mr. Cohen for commission of a felony involving moral turpitude, (ii) Mr. Cohen’s willful gross misconduct that causes us material economic harm or that brings substantial discredit to our reputation, or (iii) Mr. Cohen’s material failure or refusal to perform his duties in accordance with his employment agreement, if Mr. Cohen has failed to cure such failure or refusal to perform within 30 days after we notify him in writing of such failure or refusal to perform.

If the employment of Mr. Cohen is terminated for any other reason, then we are to promptly pay Mr. Cohen his base salary and pro-rated annual bonus up to and through the date of termination as well as all accrued but unpaid or unused vacation, sick pay and expense reimbursement.

Termination in Conjunction with a Fundamental Change.  If the employment of Mr. Cohen is terminated in conjunction with a “fundamental change” of us, Mr. Cohen will be entitled to receive the same severance payments and benefits described above (not in conjunction with a “fundamental change”), except that Mr. Cohen will be entitled to receive his base salary plus his annual bonus at the rate paid during the previous 12 months for three years from the date of the notice of termination.

Pursuant to his employment agreement, the term “fundamental change” generally means:

•	a merger, consolidation, statutory share exchange or sale, lease, exchange or other transfer of all or substantially all of our assets requiring the consent or vote of our stockholders, other than one in which our stockholders have the same proportionate ownership of the surviving corporation immediately after such transaction;

•	the approval by our stockholders of any plan or proposal for our liquidation or dissolution;

•	the cessation of control (by virtue of their not constituting a majority of directors) of the Board of Directors by the individuals who (i) at the date of the employment agreement were directors, or (ii) became directors after such date and whose election or nomination was approved by at least two-thirds of the directors then in office who were directors at such date, or whose election or nomination for election was previously so approved; or

•	the acquisition of 20% or more of the voting power of our common stock by any person or group who owned less than 15% of the voting power on the date of the employment agreement, or the acquisition of an additional five percent of the voting power by any person or group who owned at least 15% of such voting power on the date of such employment agreement.

Non-Competition.  Pursuant to his employment agreement, Mr. Cohen has agreed that during the term of his employment with us and for one year thereafter, he will not, directly or indirectly, acquire, develop or operate senior living facilities anywhere in the United States, other than through us and except as otherwise requested by us. Notwithstanding the foregoing, the ownership by Mr. Cohen of a class of securities listed on a stock exchange or traded on the over-the-counter market that represents five percent or less of the number of shares of such class of securities then issued and outstanding is permitted.

Keith N. Johannessen and Ralph A. Beattie

Termination Not in Conjunction with a Fundamental Change.  If we terminate the employment of Mr. Johannessen or Mr. Beattie because of death or disability or for any reason other than for “cause,” or if Mr. Johannessen or Mr. Beattie voluntary resigns for “good reason,” then Mr. Johannessen or Mr. Beattie, as applicable, will be entitled to:

•	receive his base salary plus his annual bonus paid at the rate during the previous 12 months for the balance of the term of his employment agreement, but not less than two years from the date of the notice of termination;

•	retain all of his options to purchase shares of our common stock that have vested; and

•	payment of all accrued but unpaid or unused vacation, sick pay and expense reimbursement.

A resignation by Mr. Johannessen or Mr. Beattie shall not be deemed to be a resignation for “good reason” if it is based upon (i) a material diminution in such executive officer’s base salary which is not part of an overall diminution for all of our executive officers, or (ii) our material breach of our obligations to such executive officer under their respective employment agreements or under our stock incentive plan.

A termination of Mr. Johannessen’s or Mr. Beattie’s employment by us shall be deemed to be “for cause” if it is based upon (i) such executive officer being charged with and then convicted of any misdemeanor or any felony involving personal dishonesty, (ii) disloyalty by such executive officer to us, including but not limited to embezzlement, or (iii) such executive officer’s failure or refusal to perform their duties in accordance with their respective employment agreements based on a standard of reasonableness.

If the employment of Mr. Johannessen or Mr. Beattie is terminated for any other reason, then we are to promptly pay Mr. Johannessen or Mr. Beattie, as applicable, his base salary and annual bonus paid in the past 12 months up to and through the date of termination as well as all accrued but unpaid or unused vacation, sick pay and expense reimbursement.

Termination in Conjunction with a Fundamental Change.  If the employment of Mr. Johannessen or Mr. Beattie is terminated in conjunction with a “fundamental change” of us, Mr. Johannessen or Mr. Beattie, as applicable, will be entitled to receive the same severance payments and benefits described above (not in conjunction with a “fundamental change”), except that each will be entitled to receive his base salary plus his annual bonus at the rate paid during the previous 12 months for three years from the date of the notice of termination. Under their employment agreements, the term “fundamental change” means a merger, consolidation or any sale of all or substantially all of our assets that requires the consent or vote of our stockholders where we are not the survivor or in control.

Non-Competition.  Pursuant to their employment agreements, Mr. Johannessen and Mr. Beattie each agreed that for one year after termination of their employment and receipt of the last payment pursuant to their employment agreements, they will not, directly or indirectly, commence doing business, in any manner whatsoever, which is in competition with all or any portion of our business in any state in which we then operate, own, asset manage, or are in the process of developing more than two facilities. Notwithstanding the foregoing, the ownership by Mr. Johannessen or Mr. Beattie of a class of securities listed on a stock exchange or traded on the over-the-counter market that represents five percent or less of the number of shares of such class of securities then issued and outstanding is permitted. In addition, pursuant to his employment agreement, if Mr. Johannessen’s employment with us is terminated “for cause” or he voluntarily resigns, he shall not be deemed to violate the foregoing restrictions if he accepts and works within the one year period at a position as an on-site administrator or on-site executive director at a nursing or retirement facility for a salary equal to or less than a comparable position at a comparable facility in the area.

David R. Brickman

If we terminate the employment of Mr. Brickman because of death or disability or for any reason other than for “cause,” including a “fundamental change,” or if Mr. Brickman voluntary resigns for “good reason,” then Mr. Brickman will be entitled to:

•	receive his base salary and annual bonus paid during the past 12 month period for two years from the date of the notice of termination;

•	retain all of his options to purchase shares of our common stock that have vested; and

•	payment of all accrued but unpaid or unused vacation, sick pay and expense reimbursement.

A resignation by Mr. Brickman shall not be deemed to be a resignation for “good reason” if it is based upon (i) a material diminution in Mr. Brickman’s base salary which is not part of an overall diminution for all of our executive officers, or (ii) our material breach of our obligations to Mr. Brickman under his employment agreement or under our stock incentive plan.

A termination of Mr. Brickman’s employment by us shall be deemed to be “for cause” if it is based upon (i) Mr. Brickman being charged with and then convicted of any misdemeanor or any felony involving personal dishonesty, (ii) disloyalty by Mr. Brickman to us, including but not limited to embezzlement, or (iii) Mr. Brickman’s failure or refusal to perform his duties in accordance with his employment agreement based on a standard of reasonableness.

If the employment of Mr. Brickman is terminated for any other reason, then we are to promptly pay Mr. Brickman his base salary up to and through the date of termination as well as all accrued but unpaid or unused vacation, sick pay and expense reimbursement. Pursuant to Mr. Brickman’s employment agreement, the term “fundamental change” means a merger, consolidation or any sale of all or substantially all of our assets that requires the consent or vote of our stockholders where we are not the survivor or in control.

Non-Competition.  Pursuant to his employment agreement, Mr. Brickman agreed that for one year after termination of his employment and receipt of the last payment pursuant to his employment agreement, he will not, directly or indirectly, commence doing business which is in competition with all or any portion of our business in any state in which we then operate, own, asset manage, or are in the process of developing more than two facilities. The ownership of a class of securities listed on a stock exchange or traded on the over-the-counter market by Mr. Brickman that represents five percent or less of the number of shares of such class of securities then issued and outstanding shall not constitute a violation of these restrictions.

Robert L. Goodpaster

If we terminate the employment of Mr. Goodpaster because of death or disability or for any reason other than for “cause,” including a “fundamental change,” or if Mr. Goodpaster voluntary resigns for “good reason,” then Mr. Goodpaster will be entitled to:

•	receive his base salary for the balance of the term of the agreement (not including any future extensions), but not less than one year from the date of the notice of termination;

•	retain all of his options to purchase shares of our common stock that have vested; and

•	payment of all accrued but unpaid or unused vacation, sick pay and expense reimbursement.

A resignation by Mr. Goodpaster shall not be deemed to be a resignation for “good reason” if it is based upon (i) a material diminution in Mr. Goodpaster’s base salary which is not part of an overall diminution for all of our executive officers, or (ii) our material breach of our obligations to Mr. Goodpaster under his employment agreement or under our stock incentive plan.

A termination of Mr. Goodpaster’s employment by us shall be deemed to be “for cause” if it is based upon (i) Mr. Goodpaster being charged with and then convicted of any misdemeanor or any felony involving personal dishonesty, (ii) disloyalty by Mr. Goodpaster to us, including but not limited to embezzlement, or (iii) Mr. Goodpaster’s failure or refusal to perform his duties in accordance with his employment agreement based on a standard of reasonableness.

If the employment of Mr. Goodpaster is terminated for any other reason, then we are to promptly pay Mr. Goodpaster his base salary up to and through the date of termination as well as all accrued but unpaid or unused vacation, sick pay and expense reimbursement. Pursuant to Mr. Goodpaster’s employment agreement, the term “fundamental change” means a merger, consolidation or any sale of all or substantially all of our assets that requires the consent or vote of our stockholders where we are not the survivor or in control.

Non-Competition.  Pursuant to his employment agreement, Mr. Goodpaster agreed that for one year after termination of his employment and receipt of the last payment pursuant to his employment agreement, he will not, directly or indirectly, commence doing business which is in competition with all or any portion of our business in any state in which we then operate, own, asset manage, or are in the process of developing more than two facilities. The ownership of a class of securities listed on a stock exchange or traded on the over-the-counter market by Mr. Goodpaster that represents five percent or less of the number of shares of such class of securities then issued and outstanding shall not constitute a violation of these restrictions.

The 1997 Stock Incentive Plan

Although the 1997 Stock Incentive Plan was terminated on May 8, 2007, awards granted under the 1997 Stock Incentive Plan continue to be governed by the terms of the 1997 Stock Incentive Plan. Pursuant to the 1997 Stock Incentive Plan, in the event of a “change in control” transaction or a “potential change in control” transaction, unless otherwise expressly provided by the Compensation Committee prior to such transaction:

•	all outstanding awards, other than performance-based awards, shall become fully exercisable, nonforfeitable, or the restricted period shall terminate, as the case may be, as of the date of the “change in control,” or on such other date as the Compensation Committee determines prior to the “change in control;” and

•	all outstanding options and shares of restricted stock shall be cashed out at the highest price per share paid in any transaction reported on the NYSE or paid or offered in any bona fide transaction related to a “change in control” or “potential change in control” during the immediately preceding 60-day period, in each case as determined by the Compensation Committee, effective as of the date of the “change in control,” or on such other date as the Compensation Committee determines prior to the “change in control.”

If an award is so accelerated, the portion of the award which is accelerated is limited to that portion which can be accelerated without causing an “excess parachute payment” as determined under Section 280G of the Internal Revenue Code, determined by taking into account all of the holder’s “parachute payments” determined under Section 280G of the Internal Revenue Code, all as reasonably determined by the Compensation Committee.

For purposes of the 1997 Stock Incentive Plan, a “change in control” generally means the first to occur of:

•	a merger, consolidation, statutory share exchange or sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of our assets that requires the consent or vote of the holders of our common stock, other than where such holders immediately prior to such transaction have the same proportionate ownership of common stock of the surviving corporation immediately after such transaction;

•	our stockholders approve any plan or proposal for our liquidation or dissolution;

•	the cessation of control (by virtue of their not constituting a majority of our directors) of our Board of Directors by the individuals who (i) on the effective date of such transaction were our directors or (ii) subsequently become our directors and whose election or nomination by our stockholders was approved by at least two-thirds of our directors then in office who were our directors at the effective date of such transaction or whose election or nomination was previously so approved;

•	the acquisition of beneficial ownership of 20% or more of the voting power of our outstanding voting securities by any person or group who beneficially owned less than 15% of such voting power on the effective date of such transaction, or the acquisition of beneficial ownership of an additional five percent of such voting power by any person or group who beneficially owned at least 15% of such voting power on the effective date of the transaction; or

•	in a Title 11 bankruptcy proceeding, the appointment of a trustee or the conversion of a case involving us to a case under Chapter 7.

For purposes of the 1997 Stock Incentive Plan, a “potential change in control” means the first to occur of (i) the approval by our stockholders of an agreement by us, the consummation of which would result in a “change in control,” or (ii) the acquisition of beneficial ownership, directly or indirectly, by any entity, person or group of five percent or more of the combined voting power of our outstanding securities and the adoption by the Compensation Committee of a resolution to the effect that a “potential change in control” has occurred for purposes of the 1997 Stock Incentive Plan.

In addition, pursuant to the 1997 Stock Incentive Plan, the unexercised portion of an option to purchase shares of our common stock will terminate on, among other things, the date that the holder ceases to be employed by us, if such cessation is for “cause.”

The 2007 Stock Incentive Plan

Pursuant to the 2007 Stock Incentive Plan, in the event of a “change in control” transaction or a “potential change in control” transaction, unless otherwise expressly provided by the Compensation Committee prior to such transaction:

•	all outstanding awards, other than performance-based awards, shall become fully exercisable, nonforfeitable, or the restricted period shall terminate, as the case may be, as of the date of the “change in control,” or on such other date as the Compensation Committee determines prior to the “change in control;” but conditioned upon the occurrence of the “change in control;” and

•	all outstanding options and shares of restricted stock shall be cashed out at the highest price per share paid in any transaction reported on the NYSE or paid or offered in any bona fide transaction related to a “change in control” or a “potential change in control” during the immediately preceding 60-day period, in each case as determined by the Compensation Committee, effective as of the date of the “change in control,” or on such other date as the Compensation Committee determines prior to the “change in control.”

For purposes of the 2007 Stock Incentive Plan, a “change in control” generally means the first to occur of:

•	a merger, consolidation, statutory share exchange or sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of our assets that requires the consent or vote of the holders of our common stock, other than where such holders immediately prior to such transaction have the same proportionate ownership of common stock of the surviving corporation immediately after such transaction;

•	our stockholders approve any plan or proposal for our liquidation or dissolution;

•	the cessation of control (by virtue of their not constituting a majority of our directors) of our Board of Directors by the individuals who (i) on the effective date of such transaction were our directors or (ii) subsequently become our directors and whose election or nomination by our stockholders was approved by at least two-thirds of our directors then in office who were our directors at the effective date of such transaction or whose election or nomination was previously so approved;

•	the acquisition of beneficial ownership of 20% or more of the voting power of our outstanding voting securities by any person or group who beneficially owned less than 15% of such voting power on the effective date of such transaction, or the acquisition of beneficial ownership of an additional five percent of such voting power by any person or group who beneficially owned at least 15% of such voting power on the effective date of the transaction; provided, however, there is no “change in control” for acquisitions where the acquiror is (i) a trustee or other fiduciary holding securities under our employee benefit plan, (i) our wholly-owned subsidiary or a corporation owned, directly or indirectly, by our stockholders in the same proportions as their ownership of our voting securities; or

•	in a Title 11 bankruptcy proceeding, the appointment of a trustee or the conversion of a case involving us to a case under Chapter 7.

For purposes of the 2007 Stock Incentive Plan, a “potential change in control” mean the first to occur of (i) approval by our stockholders of an agreement by us, the consummation of which would result in a “change in control,” or (ii) the filing of a Schedule 13G or 13D under the Exchange Act and, within 15 days after such filing, the adoption by the Compensation Committee of a resolution to the effect that a “potential change in control” has occurred for purposes of the 2007 Stock Incentive Plan.

In addition, pursuant to the 2007 Stock Incentive Plan, the unexercised portion of an option to purchase shares of our common stock will terminate on, among other things, the date that the holder ceases to be employed by us, if such cessation is for “cause.”

Restricted Stock Award Agreements.  When Messrs. Cohen, Johannessen, Beattie, Brickman and Goodpaster were awarded shares of restricted stock on January 5, 2009 under the 2007 Stock Incentive Plan, each of them entered into a restricted stock award agreement with us. Each agreement provides that, if, before the vesting date for the restricted shares (to the extent not previously vested), the individual’s employment with us is terminated for any reason, the restricted shares that have not previously vested shall, automatically and without notice, terminate and be permanently forfeited as of such date.

Potential Realizable Value of Equity Awards Upon a Change in Control Without Termination

Under the 1997 Stock Incentive Plan and the 2007 Stock Incentive Plan, in the event of a “change in control” or a “potential change in control” the vesting of outstanding awards may be accelerated regardless of whether the employment of the holder of such an award is terminated in connection therewith. The following table provides quantitative disclosure of the potential realizable value of outstanding awards granted to our named executive officers pursuant to the 1997 Stock Incentive Plan and 2007 Stock Incentive Plan, assuming that:

•	an event which constituted a “change in control” under the 1997 Stock Incentive Plan and 2007 Stock Incentive, each as described above, was consummated on December 31, 2010, the last business day of fiscal year 2010, and the Compensation Committee has not determined that it is effective as of any other date;

•	the Compensation Committee has not adopted a resolution to the effect that a “potential change in control” has occurred for purposes of the 1997 Stock Incentive Plan and 2007 Stock Incentive Plan;

•	the Compensation Committee has not expressly provided that the acceleration and cash-out provisions of the 1997 Stock Incentive Plan and 2007 Stock Incentive Plan, each as described above, are not applicable to such “change in control” prior to its consummation; and

•	the portion of any award which is accelerated and cashed-out pursuant to the 1997 Stock Incentive Plan and the 2007 Stock Incentive Plan is not limited by Section 280G of the Internal Revenue Code.

Potential Realizable Value(1)

Lawrence A. Cohen	$908,877.50
Keith N. Johannessen	$754,293.50
Ralph A. Beattie	$168,337.50
David R. Brickman	$235,050.50
Robert L. Goodpaster	$42,449.00

(1)	Calculated in accordance with SEC rules by reference to the closing price for our common stock on the NYSE on December 31, 2010, which was $6.70. Assuming that the Compensation Committee, in accordance with the 1997 Stock Incentive Plan and the 2007 Stock Incentive Plan, determined that the highest price per share for our common stock paid in any transaction reported on the NYSE or paid or offered in any bona fide transaction related to a “change in control” or “potential change in control,” during the 60-day period immediately preceding December 31, 2010 was $7.10, which was the highest price per share for our common stock on the NYSE on November 18, 2010, the amounts payable to Messrs. Cohen, Johannessen, Beattie, Brickman and Goodpaster would be $1,010,207.50, $827,039.50, $178,387.50, $267,128.50, and $46,909.00, respectively.

Payments Upon Termination Without a Fundamental Change or Change in Control.

The following table provides quantitative disclosure of the estimated payments and benefits that would be provided to our named executive officers assuming that:

•	each named executive officer’s employment with us was terminated on December 31, 2010, the last business day of our fiscal 2010;

•	the base salary and annual bonus earned by each named executive officer for his services to us through December 31, 2010 has been fully paid to such named executive officer;

•	such termination was not in connection with an event which constituted a “change in control” under the 1997 Stock Incentive Plan and the 2007 Stock Incentive Plan or a “fundamental change” under any named executive officer’s employment agreement; and

•	to the extent not otherwise terminated in connection with the named executive officer’s termination, each of our named executive officers exercised any previously unexercised options awarded pursuant to the 1997

Stock Incentive Plan and sold the underlying shares at the closing price for shares of our common stock on the NYSE on December 31, 2010, the last business day of our fiscal 2010, which was $6.70.

		Exercise of	Total
	Cash Severance	Outstanding	Termination
	Payment ($)	Options ($)(1)	Benefits ($)

Lawrence A. Cohen
• Termination by us because of Mr. Cohen’s disability or death or for any reason other than for “cause,” or termination by Mr. Cohen for “good reason”(2)	1,911,951	471,200	2,383,151
• Termination for “cause”	0	0	0
Keith N. Johannessen
• Termination by us because of Mr. Johannessen’s disability or death or for any reason other than for “cause,” or termination by Mr. Johannessen for “good reason”(3)	1,050,942	316,616	1,367,558
• Termination for “cause”(4)	310	0	310
Ralph A. Beattie
• Termination by us because of Mr. Beattie’s disability or death or for any reason other than for “cause,” or termination by Mr. Beattie for “good reason”(5)	1,021,395	—	1,021,395
• Termination for “cause”(6)	49,204	0	49,204
David R. Brickman
• Termination by us because of Mr. Brickman’s disability or death or for any reason other than for “cause,” or termination by Mr. Brickman for “good reason”(7)	533,482	134,048	667,530
• Termination for “cause”(8)	24,368	0	24,368
Robert L. Goodpaster
• Termination by us because of Mr. Goodpaster’s disability or death or for any reason other than for “cause,” or termination by Mr. Goodpaster for “good reason”(9)	175,148	2,048	177,196
• Termination for “cause”(10)	17,066	0	17,066

(1)	Calculated in accordance with SEC rules by reference to the closing price for our common stock on the NYSE on December 31, 2010, which was $6.70. Assuming that the Compensation Committee, in accordance with the 1997 Stock Incentive Plan and the 2007 Stock Incentive Plan, determined that the highest price per share for our common stock paid in any transaction reported on the NYSE or paid or offered in any bona fide transaction related to a “change in control” or “potential change in control,” during the 60-day period immediately preceding December 31, 2010 was $7.10, which was the highest price per share for our common stock on the NYSE on November 18, 2010, the amounts payable to Messrs. Cohen, Johannessen, Beattie, Brickman and Goodpaster would be $546,400, $363,232, $0, $160,096, and $4,096, respectively.

(2)	Represents base salary and annual bonus paid at the rate during the previous 12 months for two years from December 31, 2010.

(3)	Represents base salary and annual bonus paid during the previous 12 months for two years from December 31, 2010 and accrued vacation pay of $310 as of December 31, 2010.

(4)	Represents accrued vacation pay as of December 31, 2010.

(5)	Represents base salary and annual bonus paid during the previous 12 months for two years from December 31, 2010 and accrued vacation pay of $49,204 as of December 31, 2010.

(6)	Represents accrued vacation pay as of December 31, 2010.

(7)	Represents base salary and annual bonus for two years from December 31, 2010 and accrued vacation pay of $24,368 as of December 31, 2010.

(8)	Represents accrued vacation pay as of December 31, 2010.

(9)	Represents base salary for one year from December 31, 2010 and accrued vacation pay of $17,066 as of December 31, 2010.

(10)	Represents accrued vacation pay as of December 31, 2010.

Payments Upon Termination in Connection with a Fundamental Change and Change in Control.

The following table provides quantitative disclosure of the estimated payments and benefits that would be provided to our named executive officers assuming that:

•	each named executive officer’s employment with us was terminated on December 31, 2010, the last business day of our fiscal 2010;

•	the base salary and annual bonus earned by each named executive officer for his services to us through December 31, 2010 has been fully paid to such named executive officer;

•	such termination was in connection with an event which constituted a “change in control” under the 1997 Stock Incentive Plan and the 2007 Stock Incentive Plan and a “fundamental change” under each named executive officer’s employment agreement, which was consummated on December 31, 2010, the last business day of our fiscal 2010, and the Compensation Committee has not determined that it is effective as of any other date;

•	the Compensation Committee has not adopted a resolution to the effect that a “potential change in control” has occurred for purposes of the 1997 Stock Incentive Plan and the 2007 Stock Incentive Plan;

•	the Compensation Committee has not expressly provided that the acceleration and cash-out provisions of the 1997 Stock Incentive Plan and the 2007 Stock Incentive Plan, as described above, are not applicable to such event prior to its consummation; and

•	the portion of any award which is accelerated and cashed-out pursuant to the 1997 Stock Incentive Plan and the 2007 Stock Incentive Plan is not limited by Section 280G of the Internal Revenue Code.

		Acceleration and
	Cash Severance	Cash-Out of Equity	Total Termination
	Payment ($)	Awards ($)(1)	Benefits ($)

Lawrence A. Cohen(2)	2,867,926	908,877.50	3,776,803.50
Keith N. Johannessen(3)	1,576,258	754,293.50	2,330,551.50
Ralph A. Beattie(4)	1,507,491	168,337.50	1,675,828.50
David R. Brickman(5)	788,039	235,050.50	1,023,089.50
Robert L. Goodpaster(6)	175,148	42,449.00	217,597

(1)	Calculated in accordance with SEC rules by reference to the closing price for our common stock on the NYSE on December 31, 2010, which was $6.70. Assuming that the Compensation Committee, in accordance with the 1997 Stock Incentive Plan and the 2007 Stock Incentive Plan, determined that the highest price per share for our common stock paid in any transaction reported on the NYSE or paid or offered in any bona fide transaction related to a “change in control” or “potential change in control,” during the 60-day period immediately preceding December 31, 2010 was $7.10, which was the highest price per share for our common stock on the NYSE on November 18, 2010, the amounts payable to Messrs. Cohen, Johannessen, Beattie, Brickman and Goodpaster would be $1,010,207.50, $827,039.50, $178,387.50, $267,128.50, and $46,909.00.

(2)	Represents base salary and annual bonus paid at the rate during the previous 12 months for three years from December 31, 2010.

(3)	Represents base salary and annual bonus paid during the previous 12 months for three years from December 31, 2010 and accrued vacation pay of $310 as of December 31, 2010.

(4)	Represents base salary and annual bonus paid during the previous 12 months for three years from December 31, 2010 and accrued vacation pay of $49,204 as of December 31, 2010.

(5)	Represents base salary and annual bonus for two years from December 31, 2010 and accrued vacation pay of $24,368 as of December 31, 2010.

(6)	Represents base salary for one year from December 31, 2010 and accrued vacation pay of $17,066 as of December 31, 2010.

DIRECTOR COMPENSATION

		Stock
	Fees Earned or	Awards	Option	All Other
Name	Paid in Cash ($)(1)	($)(2)	Awards ($)	Compensation ($)	Total ($)

Lawrence A. Cohen(3)	—	—	—	—	—
Craig F. Hartberg	43,000	44,280	—	—	87,280
Keith N. Johannessen(3)	—	—	—	—	—
Jill M. Krueger	32,000	44,280	—	—	76,280
James A. Moore	42,000	44,280	—	—	86,280
Ronald A. Malone	6,000	44,280	—	—	50,280
Philip A. Brooks	6,000	44,280	—	—	50,280
Peter L. Martin	36,000	—	—	—	36,000
Michael W. Reid	23,875	—	—	—	23,875

During 2010, we did not maintain any pension or deferred compensation arrangements for our directors.

(1)	Represents (i) the annual retainer of $15,000, payable annually, and (ii) compensation for attendance at all Board of Directors and committee meetings in 2010.

(2)	Represents 9,000 shares of restricted stock issued to Messrs. Hartberg, Moore, Malone and Brooks and Ms. Krueger pursuant to the 2007 Incentive Compensation Plan on June 16, 2010, which vest in installments of 33.3%, 33.3% and 33.4% on June 16, 2011, June 16, 2012 and June 16, 2013, respectively. Amounts reflect the aggregate grant date fair value of the equity award computed in accordance with ASC 718.

(3)	Messrs. Cohen and Johannessen did not receive any compensation for their service as directors during 2010.

Narrative Discussion of Director Compensation Table Information

The following is a narrative discussion of the material factors which we believe are necessary to understand the information disclosed in the foregoing Director Compensation Table.

Cash Compensation

For their services to us from the 2009 Annual Meeting of Stockholders until the 2010 Annual Meeting of Stockholders, our non-employee directors each received an annual retainer of $15,000, which was paid on June 16, 2010, the date of the 2010 Annual Meeting of Stockholders. Additionally, during 2010, our non-employee directors each received $1,500 for each meeting of the Board of Directors and $1,500 for each committee meeting attended and were reimbursed for their expenses in attending such meetings; provided, that our independent Chairman received $2,000 for each meeting of the Board of Directors and the Chairpersons of each committee received $2,000 for each meeting of the committees for which they served as Chairperson. Messrs. Cohen and Johannessen did not receive any compensation for serving as members of the Board of Directors during 2010. In 2011, our non-employee directors will generally be entitled to the same cash compensation to which each was entitled during 2010.

Equity Compensation

Pursuant to the terms of the 2007 Stock Incentive Plan, on June 15, 2007 each of our non-employee directors (other than Messrs. Reid, Malone, Martin and Brooks each of whom was not serving as a director of the Company at that time) were granted 19,000 shares of restricted stock for their services as a director. The restricted stock vested in three installments of 33%, 33% and 34% on June 15, 2008, June 15, 2009 and June 15, 2010, respectively, for each non-employee director who continued as a director of the Company following our annual meeting of our stockholders for such year. As these awards fully vested on June 15, 2010, on June 16, 2010 the Compensation Committee issued Messrs. Hartberg, Moore, Malone and Brooks and Ms. Krueger 9,000 shares of restricted stock pursuant to the 2007 Incentive Compensation Plan, which vest in three equal installments on June 16, 2011, June 16, 2012 and June 16, 2013. In connection with the election of Mr. Martin to the Board in March 2008, Mr. Martin was granted 9,000 shares of restricted stock under the 2007 Stock Incentive Plan on June 16, 2008, which vest in three installments of 33%, 33% and 34% on June 15, 2009, June 15, 2010 and June 15, 2011, if Mr. Martin continues as a director of the Company following the annual meeting of our stockholders for such year. In connection with the appointment of Mr. Reid to the Board effective October 2009, Mr. Reid was granted 9,000 shares of restricted stock under the 2007 Stock Incentive Plan on November 10, 2009, which vest in three installments of 33%, 33% and 34% on November 10, 2010, November 10, 2011 and November 10, 2012, respectively, if Mr. Reid continues as a director of the Company following our annual meeting of stockholders for such year. Amounts reflect the aggregate grant date fair value of the equity award computed in accordance with ASC 718. Messrs. Cohen, Johannessen, Martin and Reid were not granted any restricted shares for their services as a director during 2010.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is or has been one of our officers or employees or has or had any relationship requiring disclosure pursuant to SEC rules. In addition, during 2010, none of our executive officers served as:

•	a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Compensation Committee;

•	a director of another entity, one of whose executive officers served on the Compensation Committee; or

•	a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as one of our directors.

Risk-Related Compensation Policies and Practices

As part of its oversight of the Company’s executive and non-executive compensation programs, the Compensation Committee considers the impact of the Company’s compensation programs, and the incentives created by the compensation awards that it administers, on the Company’s risk profile. In addition, the Company reviews all of its compensation policies and procedures, including the incentives that they create and factors that may reduce the likelihood of excessive risk taking, to determine whether they present a significant risk to the Company. Based on this review, the Company has concluded that its compensation policies and procedures are not reasonably likely to have a material adverse effect on the Company.

Report of the Audit Committee

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. The Audit Committee also discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standard, Vol.1.AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Company’s independent auditors also provided to the Audit Committee the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent auditors their independence and the compatibility of non-audit services with such independence.

The Audit Committee discussed with the independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee held 4 meetings during fiscal year 2010.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the SEC. The Audit Committee has also appointed, subject to stockholder ratification, Ernst & Young LLP as the Company’s independent auditors.

Audit Committee

Craig F. Hartberg, Chairman
Jill M. Krueger
Michael W. Reid

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Policy of the Board of Directors

The Board has adopted a statement of policy with respect to transactions involving us and “related persons” (generally our senior officers, directors, nominees for director, stockholders owning five percent or greater of our outstanding stock, immediate family members of any of the foregoing, or any entity which is owned or controlled by any of the foregoing persons or an entity in which any of the foregoing persons has a substantial ownership interest or control). The policy generally covers any related person transaction involving amounts greater than $25,000 in which a related person has a direct or indirect material interest.

Under the policy, each related person transaction must be entered into on terms that are comparable to those that could be obtained as a result of arm’s length dealings with an unrelated third party and must be approved by the Audit Committee. Pursuant to the policy, at the first regularly scheduled meeting of the Audit Committee each calendar year, members of our management will recommend related person transactions to be entered into by us for that year, including the proposed aggregate value of any such transaction. After review, the Audit Committee will approve or disapprove each such related person transaction. No member of the Audit Committee will participate in any discussion or approval of a related person transaction for which he or she is a related person, except that such member will provide all material information concerning the related person transaction. At each subsequently scheduled meeting of the Audit Committee, members of our management will update the Audit Committee as to any material change with respect to each approved related person transaction.

In the event that our management recommends any further related person transactions subsequent to the first meeting of the Audit Committee in a particular calendar year, such transactions may be presented to the Audit Committee for approval or disapproval, or preliminarily entered into by members of our management subject to ratification by the Audit Committee. However, if the Audit Committee ultimately declines to ratify any such related person transaction, our management will make all reasonable efforts to cancel or annul the transaction.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based on a review of reports filed by our directors, executive officers and beneficial holders of 10% or more of shares of our common stock, and upon representations from those persons, we believe that all SEC stock ownership reports required to be filed by those reporting persons during 2010 were timely made.

PROPOSAL TO RATIFY APPOINTMENT OF
INDEPENDENT AUDITORS

(PROPOSAL 2)

The Audit Committee has appointed Ernst & Young LLP, independent auditors, to be our principal independent auditors and to audit our consolidated financial statements. Ernst & Young has served as our independent registered public accounting firm since October 3, 2006, when it replaced KPMG LLP, and has reported on our consolidated financial statements. KPMG had served as our independent registered public accounting firm since June 21, 2005. We had previously engaged Ernst & Young as our independent registered public accounting firm in connection with our initial public offering in 1997 until their dismissal on June 21, 2005.

Representatives of the firm of Ernst & Young are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The Audit Committee has the responsibility for the selection of our independent auditors. Although stockholder ratification is not required for the selection of Ernst & Young, and although such ratification will not obligate us to continue the services of such firm, the Board of Directors is submitting the selection for ratification with a view towards soliciting our stockholders’ opinion thereon, which may be taken into consideration in future deliberations. If the appointment is not ratified, the Audit Committee must then determine whether to appoint other auditors before the end of the current fiscal year and, in such case, our stockholders’ opinions would be taken into consideration.

The Board of Directors unanimously recommends a vote “FOR” the ratification of Ernst & Young as our independent auditors.

FEES PAID TO INDEPENDENT AUDITORS

The aggregate fees billed by Ernst & Young for fiscal years 2010 and 2009 were as follows:

Ernst & Young:

	Fees
Services Rendered	2010	2009

Audit fees(1)	$860,000	$906,000
Audit-Related fees(2)	60,000	—
Tax fees(3)	16,000	16,000
All other fees	—	—

Total	$936,000	$922,000

(1)	Includes professional services for the audit of our annual financial statements, reviews of the financial statements included in our Form 10-Q filings, services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)	Includes fees associated with assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. This category includes fees related to consulting services.

(3)	Includes fees associated with tax compliance, tax advice and tax planning.

The Audit Committee has considered whether the provision of the above services other than audit services is compatible with maintaining Ernst & Young’s independence and has concluded that it is.

The Audit Committee has the sole authority to appoint or replace the independent auditor and is directly responsible for the compensation and oversight of the work of the independent auditor. The Audit Committee is responsible for the engagement of the independent auditor to provide permissible non-audit services, which require pre-approval by the Audit Committee (other than with respect to de minimis exceptions described in the rules of the NYSE or the SEC that are approved by the Audit Committee). The Audit Committee ensures that approval of non-audit services by the independent auditor are disclosed to investors in periodic reports filed with the SEC.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

(PROPOSAL 3)

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, which we refer to in this Proxy Statement as the Dodd-Frank Act, requires that we provide our stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executives officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC.

As described in the Compensation Discussion and Analysis section of this proxy statement (see pages 16 through 30), the following key objectives are the cornerstone of our executive compensation program.

•	employ, retain and reward executives who are capable of leading us to the achievement of our business objectives;

•	a significant amount of total compensation should be in the form of short-term and long-term incentive awards to align compensation with our financial and operational performance goals as well as individual performance goals; and

•	incentive awards should be tied to and vary with our financial and operational performance, as well individual performance.

We believe these objectives collectively link compensation to overall Company performance and directly link compensation to the objectives set forth in the Company’s 2010 Business Plan that was approved by our Board of Directors. These objectives help to ensure that the interests of our named executive officers are closely aligned with the interests of our stockholders. We believe that Capital Senior has successfully achieved these objectives as demonstrated by the Company’s strong financial results during 2010, which exceeded the Company’s business plan despite a difficult economic environment. The following table highlights the year-over-year comparison of some of the key financial metrics that we use in evaluating the Company’s performance for purposes of making compensation decisions.

Performance Measures	Fiscal Year 2010	Fiscal Year 2009	% Increase

Adjusted CFFO	$19.7 million (or $0.74 per share)	$16.6 million (or $0.63 per share)	18.3%
Adjusted EBITDAR	$68.6 million	$57.3 million	19.7%
Adjusted Net Income	$4.7 million (or $0.17 per share)	$2.8 million (or $0.10 per share)	67.9%
Revenue	$211.9 million	$192.0 million	10.4%

The above table utilizes non-GAAP financial measures to describe the Company’s adjusted CFFO, adjusted EBITDAR and adjusted net income. These non-GAAP measures are used by many research analysts and investors to evaluate the performance and valuations of companies in our industry. Please refer to Appendix A to this proxy statement for important information concerning such non-GAAP financial measures, including a reconciliation of such measures to GAAP.

For fiscal 2010, we believe our compensation programs, which are designed to reward our named executive officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total stockholder return, delivered payments commensurate with Capital Senior’s strong financial performance. Below are the highlights of our executive compensation program for 2010:

•	Emphasis on Pay for Performance. Our fiscal 2010 performance, served as key factors in determining compensation for 2010, including as follows:

•	Adjusted CFFO per share and adjusted EBITDAR were the key metrics for our eligible named executive officers’ annual cash incentive awards related to corporate goals. These metrics provide for a balanced approach to measuring annual company performance. In addition, these measures are used by many research analysts and investors to evaluate the performance and valuations of companies in our industry.

•	We linked a significant portion of our eligible named executive officers’ compensation to Company the achievement of certain corporate and individual goals bearing a direct relation to the accomplishment of our business plan.

•	Establishment of Recoupment Policy (or “Clawback”) for Incentive Compensation. As part of the Incentive Compensation Plan for 2011, the Compensation Committee adopted a recoupment policy for incentive compensation.

•	Periodic Grants of Long-Term Equity Awards. Another way that we try to link pay and performance is to grant our named executive officers compensation in the form of equity awards, whose value is directly tied to our stock price performance. In March 2011, we granted 100,000, 80,000, 50,000 and 30,000 shares of performance-based restricted stock to our Chief Executive Officer, President and Chief Operating Officer, Executive Vice President and Chief Financial Officer and Vice President, General Counsel and Secretary, respectively. The vesting of these awards are subject to the Company’s achievement of certain performance targets over a three-year period, which is designed to encourage our named executive officers to focus on the long-term performance of the Company.

•	Shareholder-Friendly Pay Practices. We do not use many common pay practices that are considered to be unfriendly to stockholders, such as extensive perquisites, and our named executive officers are only eligible to participate in certain benefit plans generally available to all of our employees. Further, our executive compensation arrangements do not contain excess parachute payment tax gross-up provisions nor guaranteed salary increases or non-performance-based bonuses.

•	Independent of Compensation Committee. The Compensation Committee is composed solely of outside, independent directors who satisfy the independence requirements of the NYSE. In addition, each year the Compensation Committee typically reviews information compiled by independent third parties and has previously engaged an independent executive compensation consulting firm to conduct a formal review of the Company’s compensation arrangements.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC. The vote is advisory, which means that the vote is not binding on the Company, our Board of Directors or the Compensation Committee of the Board of Directors. The SEC rules adopted in response to the matters pertaining to executive compensation in the Dodd-Frank Act did not specify a voting standard for this proposal. As a result, pursuant to our bylaws, assuming the presence of a quorum, the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock represented in person or by proxy at the Annual Meeting and entitled to vote is required to approve, on an advisory basis this Proposal 3.

Accordingly, we ask our stockholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

The Board of Directors unanimously recommends a vote “FOR” the approval of the compensation of our named executive officers, as disclosed in this proxy statement.

ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON
EXECUTIVE COMPENSATION

(PROPOSAL 4)

The Dodd-Frank Act also provides that stockholders must be given the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently we should seek future advisory votes on the compensation of our named executive officers as disclosed in accordance with the compensation disclosure rules of the SEC, which we refer to as an advisory vote on executive compensation. By voting with respect to this Proposal 4, stockholders may indicate whether they would prefer that we conduct future advisory votes on executive compensation once every one, two, or three years. Stockholders also may, if they desire, abstain from casting a vote on this proposal.

Our Board of Directors has determined that an annual advisory vote on executive compensation will allow our stockholders to provide timely, direct input on the Company’s executive compensation philosophy, policies and practices as disclosed in the proxy statement each year. Our Board of Directors believes that an annual vote is therefore consistent with the Company’s efforts to engage in an ongoing dialogue with our stockholders on executive compensation and corporate governance matters. The Company recognizes that the stockholders may have different views as to the best approach for the Company, and therefore we look forward to hearing from our stockholders as to their preferences on the frequency of an advisory vote on executive compensation.

This vote is advisory and not binding on the Company or our Board of Directors in any way. The SEC rules adopted in response to the matters pertaining to executive compensation in the Dodd-Frank Act did not specify a voting standard for this proposal. As a result, pursuant to our bylaws, assuming the presence of a quorum, the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock represented in person or by proxy at the Annual Meeting and entitled to vote is required to approve, on an advisory basis, the frequency of an advisory vote on executive compensation. If no frequency receives such a majority, our Board of Directors expects to hold such an advisory vote annually in accordance with its recommendation, although the Board will take into account the outcome of this vote when making this determination. The Board may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the frequency receiving the most votes by our stockholders.

The proxy card provides stockholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, stockholders will not be voting to approve or disapprove the recommendation of the Board of Directors.

The Board of Directors unanimously recommends a vote for the option of “EVERY ONE YEAR” as the preferred frequency for advisory votes on executive compensation.

OTHER BUSINESS

(PROPOSAL 5)

The Board of Directors knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy will vote the proxy in their discretion as they may deem appropriate, unless directed by the proxy to do otherwise.

GENERAL

The cost of any solicitation of proxies by mail will be borne exclusively by us. Arrangements may be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of material to and solicitation of proxies from the beneficial owners of shares of our common stock held of record by such persons, and we will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out of pocket expenses incurred by them in connection therewith. Brokerage houses and other custodians, nominees and fiduciaries, in connection with shares of our common stock registered in their names, will be requested to forward solicitation material to the beneficial owners of such shares and to secure their voting instructions. We have retained Georgeson to assist in soliciting proxies for the Annual Meeting for a fee of $7,500. The cost of such solicitation will be borne exclusively by us.

By Order of the Board of Directors

James A. Moore Chairman of the Board	Lawrence A. Cohen Chief Executive Officer

April 22, 2011
Dallas, Texas

Appendix A

Certain Information With Respect to Non-GAAP Financial Measures Used in This Proxy Statement

In the attached proxy statement, the Company utilizes non-GAAP financial measures to describe the Company’s adjusted EBITDAR, adjusted CFFO and adjusted net income. These non-GAAP financial measures are used by management to evaluate financial performance and resource allocation for its facilities and for the Company as a whole. These measures are commonly used as an analytical indicator within the senior housing industry, and also serve as a measure of leverage capacity and debt service ability. The Company has provided this information in order to enhance investors overall understanding of the Company’s financial performance and prospects. In addition, because the Company has historically provided this type of information to the investment community, the Company believes that including this information provides consistency in its financial reporting.

These non-GAAP financial measures should not be considered as measures of financial performance under generally accepted accounting principles, and items excluded from them are significant components in understanding and assessing financial performance. These measures should not be considered in isolation or as an alternative to net income, cash flows generated by operating, investing, or financing activities, earnings per share or other financial statement data presented in the consolidated financial statements as an indicator of financial performance or liquidity. Because these measures are not measurements determined in accordance with generally accepted accounting principles and are thus susceptible to varying calculations, these measures as presented may not be comparable to other similarly titled measures of other companies. Reconciliation of this information to the most comparable GAAP measures is included on the following page.

A-1

CAPITAL SENIOR LIVING CORPORATION
NON-GAAP RECONCILIATIONS

	Year Ended December 31,
	2010	2009

Adjusted EBITDAR
Net income from operations	$18,515	$16,612
Depreciation and amortization expense	14,030	13,262
Stock-based compensation expense	919	1,201
Facility lease expense	34,253	25,872
Provision for bad debts	174	344
Casualty losses	260	—
Transaction costs	451	—

Adjusted EBITDAR	$68,602	$57,291

Adjusted net income and net income per share
Net income	$4,254	$2,759
Casualty losses, net of tax	164	—
Transaction costs, net of tax	284	—
Gain on settlement of debt, net of tax	(431)	—
Resident lease amortization, net of tax	389	—

Adjusted net income	$4,660	$2,759

Adjusted net income per share	$0.17	$0.10

Diluted shares outstanding	26,687	26,356
Adjusted CFFO and Adjusted CFFO per share
Net cash provided by operating activities	$15,550	$19,635
Changes in operating assets and liabilities	5,996	(990)
Recurring capital expenditures	(2,331)	(2,020)

CFFO	$19,215	$16,625
Casualty losses, net of tax	164	—
Transaction costs, net of tax	284	—

Adjusted CFFO	$19,663	$16,625

Adjusted CFFO per share	$0.74	$0.63

A-2

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

CAPITAL SENIOR
LIVING CORPORATION

To vote by mail, mark, sign and date your proxy card
and return it in the enclosed postage-paid envelope.

96694
▼   FOLD AND DETACH HERE   ▼

The Board of Directors recommends a vote “FOR” Proposals 1, 2, 3 and 5 and for Proposal 4, the option of “EVERY ONE YEAR” as the preferred frequency for advisory votes on executive compensation	Please mark your votes as indicated in this example	☒

1.
Proposal to elect as directors of the Company the following persons to hold office until the annual meeting of stockholders of the Company to be held in 2014 or until their respective successors are duly qualified and elected.

	Nominees:	FOR all nominees listed to left (except as marked to the contrary)	WITHHELD AUTHORITY to vote for all nominees listed
	01 Lawrence A. Cohen	☐	☐
02 Craig F. Hartberg
03 E. Rodney Hornbake

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “FOR all nominees listed to left” box and write that nominee’s name in the space provided below.)

		FOR	AGAINST	ABSTAIN

2.	Proposal to ratify the Audit Committee’s appointment of Ernst & Young LLP, independent accountants, as the Company’s independent auditors.	☐	☐	☐

3.	Proposal to approve, on an advisory basis, the compensation of the Company’s named executive officers.	☐	☐	☐

	EVERY	EVERY	EVERY
	ONE	TWO	THREE
	YEAR	YEARS	YEARS	ABSTAIN

4.	Proposal to approve, on an advisory basis, the frequency of an advisory vote on the compensation of the Company’s named executive officers. ☐	☐	☐	☐

		FOR	AGAINST	ABSTAIN

5.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.	☐	☐	☐

This proxy will be voted as directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted as indicated below:

“FOR” the election of each of the nominees for director (Proposal 1), “FOR” Proposals 2, 3 and 5, and for Proposal 4, the option of “EVERY ONE YEAR” as the preferred frequency for advisory votes on executive compensation

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

RESTRICTED AREA - SCAN LINE

Mark Here for Address Change or Comments SEE REVERSE	☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature	Signature	Date	, 2011

You can now access your Capital Senior Living Corporation account online.
Access your Capital Senior Living Corporation account online via Investor ServiceDirect® (ISD).
BNY Mellon Shareowner Services, the transfer agent for Capital Senior Living Corporation, now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends

• View certificate history	• Make address changes

• View book-entry information	• Obtain a duplicate 1099 tax form
Visit us on the web at http://www.bnymellon.com/shareowner/equityaccess
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time
Investor ServiceDirect®
Available 24 hours per day, 7 days per week
TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect®at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.
▼ FOLD AND DETACH HERE ▼

CAPITAL SENIOR LIVING CORPORATION
14160 Dallas Parkway, Suite 300
Dallas, Texas 75254
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Lawrence A. Cohen and Ralph A. Beattie, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated hereon, all of the shares of the common stock of Capital Senior Living Corporation (the “Company”), held of record by the undersigned on March 28, 2011, at the Annual Meeting of Stockholders of the Company to be held on May 25, 2011 and any postponement(s) or adjournment(s) thereof.
IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING AND WISH THEIR STOCK TO BE VOTED ARE URGED TO DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

Address Change/Comments (Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

RESTRICTED AREA - SCAN LINE

(Continued and to be marked, dated and signed, on the other side)	96694
RESTRICTED AREA - SIGNATURE LINES